Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

FIRSTENERGY CORP.,

ELEMENT MERGER SUB, INC.

and

ALLEGHENY ENERGY, INC.

Dated as of February 10, 2010

i

Section 8.13	Headings	85
Section 8.14	Interpretation	85
Section 8.15	Definitions	86

Index of Defined Terms

Page
Action	71
Adjusted Option	64
affiliates	86
Agreement	1
Applicable PSCs	12
Articles of Merger	2
Atomic Energy Act	31
business day	86
Cancelled Shares	4
Charter Amendment	29
Closing	2
Closing Date	2
Code	1
Common Shares Trust	5
Company	1
Company Acquisition Proposal	57
Company Acquisition Transaction	57
Company Approvals	12
Company Benefit Plans	18
Company Change of Recommendation	56
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	19
Company Equity Awards	11
Company Joint Venture	9
Company Material Adverse Effect	9
Company Material Contract	24
Company Organizational Documents	8
Company Performance Shares	64
Company Permits	16
Company Permitted Lien	13
Company Recommendation	11
Company RSUs	64
Company SEC Documents	13
Company Stock Option	63
Company Stock Plans	63
Company Stockholder Approval	22
Company Stockholders’ Meeting	63
Company Superior Offer	57
Company Tax Opinion	75
Company Tax Opinion Materials	73
Company Termination Fee	81
Company Trading Policies	22

v

Confidentiality Agreement	54
contract	25
Contract	25
control	86
Designated Directors	3
DOJ	68
Effective Time	2
End Date	77
ENEC	23
Environment	21
Environmental Law	21
ERISA	18
Excess Shares	4
Exchange Act	12
Exchange Agent	5
Exchange Fund	5
Exchange Ratio	3
FCC	12
FERC	12
FERC Approval	12
Final Order	75
Final Order Waiting Period	75
Form S-4	15
FPA	12
FTC	68
GAAP	14
Governmental Entity	12
Group	57
Hazardous Materials	21
HSR Act	12
Indemnified Party	71
Intellectual Property Rights	24
Intended Tax Treatment	73
Joint Proxy Statement	15
knowledge	86
Law	15
Laws	15
Lien	12
Merger	1
Merger Consideration	3
Merger Sub	1
MGCL	2
MPSC	12
Net Company Position	22
Net Parent Position	39
New Plans	66

NRC	31
NYSE	4
Old Plans	66
Parent	1
Parent Acquisition Proposal	61
Parent Acquisition Transaction	61
Parent Approvals	29
Parent Benefit Plans	35
Parent Change of Recommendation	60
Parent Common Stock	3
Parent Disclosure Schedule	25
Parent Employees	36
Parent Equity Awards	28
Parent Joint Venture	26
Parent Material Adverse Effect	26
Parent Material Contract	41
Parent Nuclear Facilities	38
Parent Organizational Documents	26
Parent Permits	33
Parent Permitted Lien	30
Parent Preferred Stock	27
Parent Recommendation	29
Parent SEC Documents	30
Parent Shareholder Approval	39
Parent Shareholders’ Meeting	63
Parent Stock Conversion Price	64
Parent Stock Options	28
Parent Superior Offer	61
Parent Tax Opinion	76
Parent Tax Opinion Materials	73
Parent Termination Fee	81
Parent Trading Policies	39
person	86
PPUC	12
Proprietary Information	54
Regulatory Law	70
Representatives	54
Restraints	74
Restricted Shares	64
Sarbanes-Oxley Act	13
SDAT	2
SEC	13
Securities Act	12
Share	3
Stock Issuance	29
Subsidiaries	86

Surviving Corporation	2
Takeover Laws	23
Tax Return	18
Taxes	18
Termination Date	42
Transaction Expenses	81
Transactions	1
Union	19
VSCC	12
WARN	20
WVPSC	12

AGREEMENT AND PLAN OF MERGER, dated as of February 10, 2010 (the “Agreement”), by and among FirstEnergy Corp., an Ohio corporation (“Parent”), Element Merger Sub, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Allegheny Energy, Inc., a Maryland corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company has (i) determined that it is advisable and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and to consummate the transactions contemplated hereby, including the Merger (the “Transactions”), (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved to recommend adoption of this Agreement and approval of the Transactions by the stockholders of the Company;

WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and its shareholders, and declared it advisable, to enter into this Agreement and consummate the Transactions, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) resolved to recommend to its shareholders approval of the Stock Issuance and the Charter Amendment, each of which shall be deemed to be included, with respect to Parent, in the defined term “Transactions”;

WHEREAS, Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the Transactions;

WHEREAS, for U.S. Federal income tax purposes, it is intended that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code, and that Parent, Merger Sub and the Company will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the MGCL as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Washington, DC, at 10:00 a.m. local time, on the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by action taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, date and time as the Company and Parent may agree in writing (the “Closing Date”).

Section 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub shall file the articles of merger providing for the Merger (the “Articles of Merger”) in a form mutually agreed upon by Parent and the Company (acting reasonably), executed in accordance with, and containing such information as is required by, the relevant provisions of the MGCL, with the State Department of Assessments and Taxation of Maryland (the “SDAT”). The Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the SDAT, or at such later time as is agreed by the parties hereto and specified in the Articles of Merger in accordance with the relevant provisions of the MGCL (such date and time is hereinafter referred to as the “Effective Time”).

Section 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation, all as provided under the MGCL.

Section 1.5 Charter and Bylaws of the Surviving Corporation.

(a) At the Effective Time, the charter of Merger Sub as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11; provided, however, that Article Second of the articles of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is Allegheny Energy, Inc.”

(b) At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable Law, in each case consistent with the obligations set forth in Section 5.11.

Section 1.6 Directors. Subject to applicable Law, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualify, or their earlier death, resignation or removal.

Section 1.8 Parent Board of Directors. Prior to the Effective Time, Parent shall take all necessary corporate action (i) to increase the size of the Board of Directors of Parent by two members, such that at the Effective Time the Board of Directors of Parent shall consist of 13 members, and (ii) to fill the vacancies on the Board of Directors of Parent created by such increase, to appoint to the Board of Directors of Parent, effective immediately after the Effective Time, two directors consisting of current members of the Company Board of Directors (the “Designated Directors”), which Designated Directors shall be designated by Parent, upon consultation with, and consideration of the views of, the Company, before the mailing of the Joint Proxy Statement. If prior to the Effective Time, any Designated Director is unwilling or unable to serve as a director of Parent as a result of illness, death, resignation or any other reason, then, any replacement for such person shall be selected by Parent, upon consultation with, and consideration of the views of, the Company, and such replacement shall constitute a Designated Director. The Designated Directors shall serve on committees of the Board of Directors of Parent on an equitable basis proportionate to the size of the Board of Directors of Parent.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(d) and 5.7, each issued and outstanding share of common stock, par value $1.25 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares, shall thereupon be converted automatically into and shall thereafter represent the right to receive 0.667 (the “Exchange Ratio”) fully paid and nonassessable shares of common stock, par value $0.10 per share (“Parent Common Stock”), of Parent (the “Merger Consideration”). As a result of the Merger, at the Effective Time, each holder of Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such Shares which are issued and outstanding immediately prior to the Effective Time, any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c), all to be issued or paid, without interest, in consideration therefor upon the surrender of such Shares in accordance with Section 2.2(b).

(b) Cancellation of Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company or any Subsidiary of the Company immediately prior to the Effective Time (in each case, other than the Restricted Shares) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Fractional Shares.

(i) No fractional shares of Parent Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.1(d), a cash payment in lieu of such fractional share of Parent Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Parent Common Stock equal to the excess of (A) the aggregate number of shares of Parent Common Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(a) representing the Merger Consideration over (B) the aggregate number of whole shares of Parent Common Stock to be distributed to the holders of Shares pursuant to Section 2.2(b) (such excess being herein called the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock, shall sell the Excess Shares at the then prevailing prices on the New York Stock Exchange (the “NYSE”) in the manner provided in the following paragraph.

(ii) The sale of the Excess Shares by the Exchange Agent, shall be executed on the NYSE through one or more member firms of the NYSE and shall be executed in round lots to the extent reasonably practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Shares, the Exchange Agent shall hold such net proceeds in trust for the holders of Shares that would otherwise receive fractional shares of Parent Common Stock (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Shares Trust (after the sale of all Excess Shares) by a fraction, the numerator of which is the amount of the fractional shares to which such former holder of Shares would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all former holders of Shares would otherwise be entitled.

(iii) As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Shares in lieu of any fractional shares of Parent Common Stock, the Exchange Agent shall make available such amounts to such former holders of Shares without interest, subject to and in accordance with Section 2.2.

(e) Adjustments to the Exchange Ratio. If at any time during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, or any other similar event, then, provided that such event did not occur in violation of this Agreement, the Exchange Ratio, the Merger Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change.

Section 2.2 Exchange of Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint its transfer agent or such other exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Shares for the Merger Consideration. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, in trust for the benefit of holders of the Shares, the Restricted Shares, the Company Performance Shares and Company RSUs, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1(a) (or appropriate alternative arrangements shall be made by Parent if uncertificated shares of Parent Common Stock will be issued). Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.2(c). All certificates representing shares of Parent Common Stock (including the amount of any dividends or other distributions payable with respect thereto pursuant to Section 2.2(c) and cash in lieu of fractional shares of Parent Common Stock to be paid pursuant to Section 2.1(d)) are hereinafter referred to as the “Exchange Fund.”

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in any event not later than the fourth business day following the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of Shares as of the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and that risk of loss and title to the Shares shall pass, only upon delivery of the Shares to the Exchange Agent and which shall be in form and substance reasonably satisfactory to Parent and the Company) and (ii) instructions for use in effecting the surrender of the Shares in exchange for certificates representing whole shares of Parent Common Stock (or appropriate alternative arrangements made by Parent if uncertificated shares of Parent Common Stock will be issued), cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or other distributions payable pursuant to Section 2.2(c). Exchange of any Shares held in book entry form shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities held in book entry form. Upon surrender of Shares for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or Parent, the holder of such Shares shall be entitled to receive in exchange therefor that number of whole shares of Parent Common Stock (after taking into account all Shares surrendered by such holder) to which such holder is entitled pursuant to Section 2.1 (which shall be in uncertificated book entry form unless a physical certificate is affirmatively requested), payment by cash or check in lieu of fractional shares of Parent Common Stock which such holder is entitled to receive pursuant to Section 2.1(d) and any dividends or distributions payable pursuant to Section 2.2(c), and the Shares so surrendered shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of a person other than the person in whose name the applicable surrendered Share is registered, it shall be a condition to the registration thereof that the surrendered Share be in proper form for transfer and that the person requesting such delivery of the Merger Consideration pay any and all transfer and other similar Taxes required to be paid as a result of such registration in the name of a person other than the registered holder of such Share or establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.2(b), each Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration (and any amounts to be paid pursuant to Section 2.1(d) or Section 2.2(c)) upon such surrender. No interest shall be paid or shall accrue on or with respect to the Merger Consideration or on or with respect to any amount payable pursuant to Section 2.1(d) or Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Share with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.1(d), until such Share has been surrendered in accordance with this Article II. Subject to applicable Laws, following surrender of any such Share, there shall be paid to the recordholder thereof, without interest, (i) promptly after such surrender, the number of whole shares of Parent Common Stock issuable in exchange therefor pursuant to this Article II, together with any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.1(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(d) Withholdings. Each of Parent, Merger Sub, the Company, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold, from any consideration payable or otherwise deliverable under this Agreement to any holder of record of a Share immediately prior to the Effective Time or any other person who is entitled to receive the Merger Consideration pursuant to this Article II, such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the person(s) to whom such amounts would otherwise have been paid.

(e) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. All shares of Parent Common Stock issued upon the surrender for exchange of Shares in accordance with the terms of this Article II and any cash paid pursuant to Section 2.1(d) or Section 2.2(c) shall be deemed to have been issued (or paid) in full satisfaction of all rights pertaining to the Shares. After the Effective Time, the stock transfer books of the Company shall be closed with respect to the Shares that were outstanding immediately prior to the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for 180 days after the Effective Time shall be delivered to Parent upon demand, and any holders of Shares who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.1(d) and any dividends or distributions pursuant to Section 2.2(c).

(g) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Lost Certificates. If any certificate representing a Share shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the applicable Merger Consideration with respect to the Shares formerly represented thereby, any cash in lieu of fractional Shares to which such holders are entitled pursuant to Section 2.1(d) and any unpaid dividends and distributions to which such holders are entitled pursuant to Section 2.2(c) as the case may be, deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the Company SEC Documents filed prior to the date hereof (including exhibits; provided that any representations and warranties included in any such exhibit shall not be deemed to qualify any representation or warranty in this Article III), (b) the draft Form 10-K (dated February 9, 2010) of the Company for the year ended December 31, 2009, a copy of which has been previously furnished to Parent or (c) the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (provided that (a) with respect to the Company SEC Documents or such draft Form 10-K: (i) any disclosures set forth in any risk factor section, (ii) any disclosures in any section relating to forward looking statements and (iii) any other disclosures included therein that are predictive, non-specific or forward-looking in nature shall be ignored and (b) any disclosure in the Company SEC Documents or such draft Form 10-K shall be deemed to qualify any representation or warranty in this Article III only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Company SEC Documents or draft Form 10-K shall in no event qualify the representations and warranties set forth in Section 3.1, Section 3.2 or Section 3.3)), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc.

(a) Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets, to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of its charter and bylaws, each as amended through the date hereof and which are in full force and effect (the “Company Organizational Documents”) and has made available to Parent prior to the date of this Agreement a true and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of each of its Subsidiaries, each as amended through the date hereof.

(b) Section 3.1(b) of the Company Disclosure Schedule lists each Subsidiary of the Company and its jurisdiction of organization or formation and the jurisdictions in which they are qualified to do business. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each

Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, in each case free and clear of all Liens. Except for the capital stock and other equity interests of its Subsidiaries, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement), other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies, and there are no Company Joint Ventures. “Company Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of the Company and in which (i) the Company, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) the Company or a Subsidiary of the Company is a general partner.

(c) As used in this Agreement, a “Company Material Adverse Effect” means an event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the business, condition (financial or otherwise), properties, results of operations, liabilities, assets or operations of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to consummate the Transactions, but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence: (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which the Company or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems or decreases in planned spending with respect thereto, including any changes to projects required under PJM’s Regional Transmission Expansion Plan or Pennsylvania’s Act 129, (C) the announcement or the existence of, or compliance with, this Agreement or the Transactions, including possible Union organizing activity, (D) any taking of any action at the written request of Parent or Merger Sub, (E) any Action arising from allegations of breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law (including any Environmental Law) of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof, (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism, (I) the consummation or non-consummation of the sale of the Company’s electric distribution operations in Virginia to Rappahannock Electric Cooperative and Shenandoah Valley Electric Cooperative, or (J) any reduction in the credit rating of the Company or any of its Subsidiaries to the extent attributable to the expected consummation of the Merger but not to the extent attributable to a change in the Company’s or, as the case may be, such Subsidiary’s business, condition (financial or otherwise), properties, results of operations, liabilities, assets or operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii) B, G or H above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the utility industry; provided further, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in clause (ii) A or F above shall not constitute or give rise to a Company Material Adverse Effect only if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence (x) does not have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to a hypothetical participant in the utility industry that owns similar power generation assets (with respect to fuel type and location) or (y) is the result of an increase in the generally prevailing price of Northern Appalachian coal.

Section 3.2 Stock.

(a) The authorized stock of the Company consists of 260,000,000 shares of Company Common Stock and no shares of preferred stock. As of February 5, 2010, (i) 169,569,603.763 shares of Company Common Stock were issued and outstanding, which includes all of the Restricted Shares outstanding as of such date, (ii) 2,851,117 shares of Company Common Stock were reserved for issuance in respect of outstanding Company Stock Options with a weighted average exercise price per share as of December 31, 2009 of $27.605, (iii) 487,742 shares of Company Common Stock were reserved for issuance in respect of outstanding Company Performance Shares, (iv) 86,689 shares of Company Common Stock were reserved for issuance in respect of shares earned but not issued under the Company’s Non-Employee Director Stock Plan and (v) no shares of Company Common Stock were reserved for issuance in respect of outstanding Company RSUs. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right and all shares of Company Common Stock reserved for issuance as noted in clauses (ii), (iii), (iv) and (v), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Company Common Stock are held by any Subsidiary of the Company. Except as set forth in this Section 3.2(a), at the close of business on the business day immediately preceding the date of this Agreement, no shares of stock or voting securities of, or other equity interests in, the Company were issued, reserved for issuance or outstanding.

(b) Except as set forth in subsection (a) above, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance or repurchase of capital stock or other equity interests to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, obligating the Company or any of its Subsidiaries to (i) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) There are outstanding no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company or any of its Subsidiaries on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) The Company has delivered or made available to Parent an accurate and complete copy of the Company Stock Plans and the forms of Company Stock Options, Restricted Shares, Company Performance Shares and Company RSUs (collectively, “Company Equity Awards”). There have been no repricings of any Company Stock Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Company Stock Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Company Equity Awards were validly made and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and properly recorded on the consolidated financial statements of the Company in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Company Stock Options.

(f) All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (i) all applicable Laws and (ii) all requirements set forth in contracts applicable to the issuance of Company Common Stock, granting of Company Stock Options or the issuance of equity interests of any Subsidiary of the Company.

Section 3.3 Corporate Authority Relative to this Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Board of Directors of the Company and, except for the Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the Merger or the consummation of the Transactions. As of the date hereof, the Board of Directors of the Company has unanimously resolved to recommend that the Company’s stockholders approve this Agreement and the Transactions (the “Company Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders’ Meeting, and such resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by the

Company and, assuming this Agreement constitutes the legal, valid and binding agreement of Parent and Merger Sub, constitutes the legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the MGCL, (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Securities Act of 1933 (the “Securities Act”), (iv) the rules and regulations of the NYSE, (v) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the Federal Power Act, as amended (the “FPA”), and the approval of the Federal Energy Regulatory Commission (the “FERC”) thereunder (the “FERC Approval”), (vii) to the extent required, the rules and regulations of (1) the Maryland Public Service Commission (the “MPSC”), (2) the Pennsylvania Public Utility Commission (the “PPUC”), (3) the Virginia State Corporation Commission (the “VSCC”), (4) the Public Service Commission of West Virginia (the “WVPSC” and collectively with the MPSC, PPUC and VSCC, the “Applicable PSCs”) and (viii) pre-approvals of license transfers by the Federal Communications Commission (the “FCC”) (collectively, the “Company Approvals”), and, subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.3(b), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, or action by, the United States, any state of the United States or any foreign governmental or regulatory agency, commission, court, panel, body, entity or authority (each, a “Governmental Entity”) is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the Transactions by the Company, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement do not, and, provided the Company Approvals are obtained, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon the Company or any of its Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (E) which does not and would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate as operated as of the date hereof or any property at which the material operations of the Company or any of its Subsidiaries are conducted as of the date hereof (each of the foregoing (A) through (E), a “Company Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of restatement or bylaws or other equivalent organizational document of the Company or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 SEC Reports, Financial Statements and Utility Reports.

(a) The Company and each of its Subsidiaries has filed or furnished all forms, documents and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2009 (the “Company SEC Documents”). As of their respective dates or, if amended, as of the date of such amendment, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all such required certifications have been made. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), and were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) All filings (other than immaterial filings) required to be made by the Company or any of its Subsidiaries since January 1, 2007, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy and any applicable state public utility commissions and under applicable state Law, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements, and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries or affiliates.

Section 3.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s most recent audited consolidated balance sheets (or stated in the notes thereto) included in the Company SEC Documents and (b) for liabilities and obligations incurred since January 1, 2009 in the ordinary course of business consistent with past practice, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Absence of Certain Changes or Events. Since January 1, 2009 through the date of this Agreement, there has not been any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Investigations; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of its Subsidiaries, (b) there are no actions, suits, inquiries, arbitrations, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against, relating to or affecting the Company or any of its Subsidiaries (including against or in respect of any Company Benefit Plan), or any of their respective properties at law or in equity before and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity except, in the case of clauses (a) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 Information Supplied. None of the information provided or to be provided by the Company or its Subsidiaries for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, with respect to projected financial information provided by or on behalf of the Company, the Company represents only that such information was prepared in good faith by management of the Company on the basis of assumptions believed by such management to be reasonable as of the time made. None of the information provided by the Company or its Subsidiaries for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting and the proxy statement relating to the Parent Shareholders’ Meeting which are a part of the Form S-4 (such proxy statements together, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”) will, at the date it is first mailed to the Company’s stockholders or Parent’s shareholders or at the time of the Company Stockholders’ Meeting or the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of the Company, the Company represents only that such information was prepared in good faith by management of the Company on the basis of assumptions believed by such management to be reasonable as of the time made. The Joint Proxy Statement (other than the portion thereof relating solely to the Parent Shareholders’ Meeting) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.8, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of the Company.

Section 3.9 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance with and not in default under or in violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity, including common law or the interpretation thereof (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Company

Material Adverse Effect. Within the past three years, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is, and each of its Subsidiaries is, and their respective businesses as currently conducted are, in compliance in all material respects with the terms and requirements of such Company Permits.

(c) Notwithstanding anything contained in this Section 3.9, no representation or warranty shall be deemed to be made in this Section 3.9 in respect of the matters referenced in Section 3.4, or in respect of Tax, employee benefits, labor or environmental matters.

Section 3.10 Tax Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and its Subsidiaries (i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by the Company or any of its Subsidiaries, and all such Tax Returns were true, correct and complete, and all such Tax Returns filed on or before December 31, 2005 have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (ii) have timely paid or caused to be paid (taking into account any extension of time within which to pay) all Taxes shown as due on such Tax Returns; (iii) have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Company SEC Documents for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iv) have not received any written notice of any deficiencies for any Tax of the Company or any of its Subsidiaries from any taxing authority for which there are not adequate accruals or reserves on the financial statements included in the Company SEC Documents.

(b) Neither the Company nor any of its Subsidiaries is the subject of any currently ongoing audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Company Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where the Company or one of its Subsidiaries has not filed Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with the Company or its Subsidiaries), except for agreements entered into in the ordinary course of business. Neither the Company nor any of its Subsidiaries is liable under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than the Company and its Subsidiaries.

(d) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate taxing authority or set aside in accounts for such purpose. The Company and each of its Subsidiaries have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

(e) Neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.

(f) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury regulations promulgated under the Code.

(g) The Company has made available to Parent or its legal or accounting representative copies of all U.S. Federal and state income Tax Returns for the Company and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2007.

(h) Neither the Company nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (v) has, since December 31, 2006, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

(i) Neither the Company nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(j) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, occupation, property, transfer, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including any elections, notifications, declarations, schedules or attachments thereto, and any amendment thereof) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than Section 3.4, Section 3.5, Section 3.11, Section 3.21 and this Section 3.10.

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees or directors of the Company or its Subsidiaries (the “Company Benefit Plans”).

(b) Each Company Benefit Plan has been operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification and, to the Company’s knowledge, no event has occurred that could reasonably be expected to result in the disqualification of such Company Benefit Plan.

(c) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by the Company or any its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in a material liability to the Company or its Subsidiaries under Title IV of ERISA.

(d) The consummation of the Transactions will not (i) entitle any current or former employee or director of the Company or any of its Subsidiaries to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director.

(e) There are no material pending or, to the Company’s knowledge, threatened claims against, by or on behalf of, or any Liens filed against or with respect to, any of the Company Benefit Plans or otherwise involving any Company Benefit Plan.

(f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or its Subsidiaries, or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

Section 3.12 Employment and Labor Matters.

(a) As of the date of this Agreement: (i) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any labor union, labor organization, employee association, or works council (each, a “Union”) applicable to employees of the Company or any of its Subsidiaries (“Company Employees”), (ii) none of the Company Employees is represented by any Union with respect to his or her employment with the Company or any of its Subsidiaries, (iii) to the Company’s knowledge, within the past three years, no Union has attempted to organize employees at the Company or any of its Subsidiaries or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Company Employees, (iv) within the past three years, there have been no actual or, to the Company’s knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Company Employees, causing significant disruption to the operations of a Company facility, or (C) other form of Union disruption at the Company or any of its Subsidiaries, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no unfair labor practice, labor dispute, or labor arbitration proceeding pending or, to the knowledge of the Company, threatened with respect to Company Employees.

(b) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the Company and its Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal, and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (“WARN”) or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c) In the past three years, (i) no Governmental Entity has threatened (to the knowledge of the Company) or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings, or other proceeding(s) or investigation(s) with respect to the Company or its Subsidiaries arising out of, in connection with, or otherwise relating to any Company Employees or any Laws governing labor or employment, and (ii) no Governmental Entity has issued or, to the Company’s knowledge, threatened to issue any significant citation, order, judgment, fine or decree against the Company or any of its Subsidiaries with respect to any Company Employees or any Laws governing labor or employment.

Section 3.13 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) there is no pending or, to the knowledge of the Company, threatened, claim, lawsuit, or administrative proceeding against the Company or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither the Company nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(ii) the Company and its Subsidiaries are and, since January 1, 2005, have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii) the Company and its Subsidiaries have all material permits, licenses and approvals required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such permits, licenses and approvals are in effect, and, to the knowledge of the Company, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;

(iv) to the knowledge of the Company, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by the Company or any Subsidiary in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Laws; or (B) would require reporting, investigation, remediation, or other corrective or response action by the Company or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by the Company or any Subsidiary; and

(v) the Company is not party to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of the Company, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.

(b) Notwithstanding any provision to the contrary in this Agreement, including Section 3.13(a)(i)-(v), the Company makes no representation or warranty with respect to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws relating to federal or state new source review or prevention of significant deterioration air permit laws or regulations, except to the extent that the Company or a Subsidiary has, as of the date of this Agreement, received a written notice or been subject to a judicial or administrative proceeding alleging non-compliance with such laws or regulations.

(c) As used in this Agreement:

(i) “Environment” means any ambient air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

(ii) “Environmental Law” means any Law or any binding agreement issued or entered by or with any Governmental Entity relating to: (A) the protection of the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment; (B) any release or threatened release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such release or threatened release; (C) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport or recycling of any Hazardous Materials; or (D) the presence of Hazardous Materials in any building, physical structure, product or fixture.

(iii) “Hazardous Materials” means any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum, asbestos or asbestos-containing material, polychlorinated biphenyls, lead paint, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

(d) The representations and warranties set forth herein are the Company’s sole representations and warranties relating to Environmental Law, the Environment and Hazardous Materials.

Section 3.14 No Ownership of Nuclear Power Plants. Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any nuclear generation station or manages or operates any nuclear generation station.

Section 3.15 Insurance. Section 3.15 of the Company Disclosure Schedule sets forth a true and complete list of the material insurance policies naming the Company or any of its Subsidiaries or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which the Company or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums, as of the date hereof. Neither the Company nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and the Company and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein. From and after January 1, 2009, the Company and its Subsidiaries have been continuously insured with financially responsible insurers or have self-insured, in each case in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate.

Section 3.16 Trading. The Company has established risk parameters, limits and guidelines in compliance with the risk management policy approved by the Company’s Board of Directors (the “Company Trading Policies”) to restrict the level of risk that the Company and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions (including the anticipated output from the Company’s merchant generation fleet and the contracted price of coal) exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Company Position”) and monitors compliance by the Company and its Subsidiaries with such Company Trading Policies. The Company has provided the Company Trading Policies to Parent prior to the date of this Agreement. At no time between September 30, 2009 and the date of this Agreement, (i) has the Net Company Position not been within the risk parameters that are set forth in the Company Trading Policies or (ii) has the exposure of the Company and its Subsidiaries with respect to the Net Company Position resulting from all such transactions been material to the Company and its Subsidiaries taken as a whole. From December 31, 2008 to the date of this Agreement, neither the Company nor any of its Subsidiaries has, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to the Company and its Subsidiaries taken as a whole.

Section 3.17 Required Vote of the Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote on this Agreement and the Merger is the only vote of holders of securities of the Company that is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.18 Antitakeover Statutes; Rights Plan.

(a) Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.18, the Board of Directors of the Company has taken all actions necessary so that, to the extent applicable, the restrictions contained in Section 3-602 of the MGCL applicable to a “business combination” (as defined in Section 3-601(e) of the MGCL) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger and no other Takeover Laws are applicable to the Merger, this Agreement, or any of the Transactions. As used in this Agreement, “Takeover Laws” shall mean any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar state antitakeover Laws and regulations.

(b) Neither the Company nor any of its Subsidiaries has any stockholders’ rights plan or similar plan or arrangement in effect.

Section 3.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co., dated the date of this Agreement and customary in form, scope and substance, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the holders of Company Common Stock (other than Parent and its affiliates) from a financial point of view. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes.

Section 3.20 Finders or Brokers. Except for Goldman, Sachs & Co. (the fees and expenses of which will, prior to the Closing, be the responsibility of the Company), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions. The Company has furnished to Parent accurate and complete copies of its agreements with Goldman, Sachs & Co.

Section 3.21 Reorganization under the Code. Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that will prevent or impede, or is reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.22 Regulatory Proceedings. As of the date hereof, neither the Company nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by the Company or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known, including the expanded net energy cost (“ENEC”) clause in West Virginia) or (c) is a party to any contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the knowledge of the Company, are as of the date hereof scheduled to go into effect at a later time, except in the case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.23 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own or have a valid right to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications and registrations therefor, technology, trade secrets, know-how, computer software and tangible and intangible proprietary information and materials (collectively, “Intellectual Property Rights”) used in connection with and reasonably necessary for the business of the Company and its Subsidiaries as currently conducted. To the Company’s knowledge, neither the Company nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to the Company or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.24 Properties. The Company or its applicable Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by the Company or any of its Subsidiaries, subject to any Liens or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.25 Material Contracts. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business that it currently engages in or is a reasonable extension thereof (including with respect to Parent after the Effective Time) or in any geographic area or contains exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of the Company or any of its Subsidiaries to pay dividends or make distributions to its stockholders, or (iv) provides for the operation or management of any operating assets of the Company or its Subsidiaries by any person other than the Company or its Subsidiaries. Each Contract of the type described in this Section 3.25, whether or not set forth on Section 3.25 of the Company Disclosure Schedule and whether or not entered into on or prior to the date hereof, is referred to herein as a “Company Material Contract”. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary party thereto enforceable against the Company or its Subsidiary party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, to the Company’s knowledge, each other party thereto, and is in full force and effect, and each of the Company and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has performed in all material respects all obligations required to be performed by it under such Company Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect. “Contract” or “contract” means any written agreement, undertaking, contract, commitment, lease, license, permit, franchise, concession, deed of trust, contract, note, bond, mortgage, indenture, arrangement or other instrument or obligation.

Section 3.26 No Additional Representations. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent and its Subsidiaries or (b) the future business and operations of Parent and its Subsidiaries in each case except as expressly set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed prior to the date hereof (including exhibits; provided that any representations and warranties included in any such exhibit shall not be deemed to qualify any representation or warranty in this Article IV), (b) the draft Form 10-K (dated February 5, 2010) of Parent for the year ended December 31, 2009, a copy of which has been previously furnished to the Company or (c) the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), (provided that (a) with respect to the Parent SEC Documents or such draft Form 10-K: (i) any disclosures set forth in any risk factor section, (ii) any disclosures in any section relating to forward looking statements and (iii) any other disclosures included therein that are predictive, non-specific or forward-looking in nature shall be ignored and (b) any disclosure in the Parent SEC Documents or such draft Form 10-K shall be deemed to qualify any representation or warranty in this Article IV only to the extent that such disclosure is made in such a way as to make its relevance reasonably apparent on its face (but such Parent SEC Documents or draft Form 10-K shall in no event qualify the representations and warranties set forth in Section 4.1, Section 4.2 or Section 4.3)), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Qualification; Organization, Subsidiaries, etc.

(a) Each of Parent and its Subsidiaries, including Merger Sub, is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of its articles of incorporation and bylaws, each as amended through the date hereof and which are in full force and effect (the “Parent Organizational Documents”) and has made available to the Company prior to the date of this Agreement a true and complete copy of the articles of incorporation and bylaws or other equivalent organizational documents of each of its Subsidiaries, including Merger Sub, each as amended through the date hereof.

(b) Section 4.1(b) of the Parent Disclosure Schedule lists each Subsidiary of Parent and its jurisdiction of organization or formation and the jurisdictions in which they are qualified to do business. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent have been validly issued and are fully paid and nonassessable. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent are owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent, in each case free and clear of all Liens. Except for the capital stock and other equity interests of its Subsidiaries, neither Parent nor any of its Subsidiaries owns, directly or indirectly, any capital stock or other equity interest in any other person (including through participation in any joint venture or similar arrangement), other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies, and there are no Parent Joint Ventures. “Parent Joint Venture” means any corporation, limited liability company, partnership, joint venture, trust or other entity which is not a Subsidiary of Parent and in which (i) Parent, directly or indirectly, owns or controls any shares of any class of the outstanding voting securities or other equity interests (other than the ownership of securities primarily for investment purposes as part of routine cash management or investments of 2% or less in publicly traded companies) or (ii) Parent or a Subsidiary of Parent is a general partner.

(c) As used in this Agreement, a “Parent Material Adverse Effect” means an event, change, effect, development, state of facts, circumstance, condition or occurrence that is materially adverse to the business, condition (financial or otherwise), properties, results of operations, liabilities, assets or operations of Parent and its Subsidiaries, taken as a whole, or on the ability of Parent to consummate the Transactions but shall not be deemed to include any event, change, effect, development, state of facts, circumstance, condition or occurrence: (i) in or affecting the economy or the financial, securities or commodities markets in the United States or elsewhere in the world, the industry or industries in which Parent or its Subsidiaries operate generally or in any specific jurisdiction or geographical area or (ii) resulting from or arising out of (A) any changes or developments in international, national, regional, state or local wholesale or retail markets for electric power, capacity or fuel or related products, including those due to actions by competitors or due to changes in commodities prices or hedging markets therefor, (B) any changes or developments in national, regional, state or local electric transmission or distribution systems or decreases in planned spending with respect thereto, including any changes to projects required under PJM’s Regional Transmission Expansion Plan or

Pennsylvania’s Act 129, (C) the announcement or the existence of, or compliance with, this Agreement or the Transactions, including possible Union organizing activity, (D) any taking of any action at the written request of the Company, (E) any Action arising from allegations of breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the Transactions, (F) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other Law (including any Environmental Law) of or by any national, regional, state or local Governmental Entity, independent system operator, regional transmission organization or market administrator, (G) any changes in GAAP or accounting standards or interpretations thereof, (H) any weather-related or other force majeure event or outbreak or escalation of hostilities or acts of war or terrorism or (I) any reduction in the credit rating of Parent or any of its Subsidiaries to the extent attributable to the expected consummation of the Merger but not to the extent attributable to a change in Parent’s or, as the case may be, such Subsidiary’s business, condition (financial or otherwise), properties, results of operations, liabilities, assets or operations; provided, however, that any event, change, effect, development, state of facts, circumstance, condition or occurrence described in each of clauses (i) and (ii)A, B, F, G or H above shall not constitute or give rise to a Parent Material Adverse Effect only if and to the extent that such event, change, effect, development, state of facts, circumstance, condition or occurrence does not have a disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other similarly situated participants in the utility industry.

Section 4.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 375,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, $100 par value (“Parent Preferred Stock”). As of February 5, 2010, (i) 304,835,407 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held in treasury, (iii) 3,057,926 shares of Parent Common Stock were reserved for issuance in respect of outstanding options to acquire Parent Common Stock with a weighted average exercise price per share as of December 31, 2009 of $34.74, (iv) 2,013,803.12 shares of Parent Common Stock were reserved for issuance in respect of settlement of any outstanding awards of restricted share units, phantom shares, restricted stock or similar equity awards with respect to shares of Parent Common Stock and (v) no shares of Parent Preferred Stock were issued or outstanding. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right and all shares of Parent Common Stock reserved for issuance as noted in clauses (iii) and (iv), when issued in accordance with the respective terms thereof, will be duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any pre-emptive right, purchase option, call, right of first refusal or any similar right. No shares of Parent Common Stock are held by any Subsidiary of Parent. Except as set forth in this Section 4.2(a), at the close of business on the business day immediately preceding the date of this Agreement, no shares of capital stock or voting securities of, or other equity interests in, Parent were issued, reserved for issuance or outstanding.

(b) Except as set forth in subsection (a) above, as of the date hereof, there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance or repurchase of capital stock or other equity interests to which Parent or any of its Subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its Subsidiaries to (i) issue, transfer or sell or cause to be issued, transferred or sold, any shares of capital stock or other equity interests of Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (iii) redeem or otherwise acquire any such shares of capital stock or other equity interests or (iv) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) There are outstanding no bonds, debentures, notes or other indebtedness of Parent or any of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent or any of its Subsidiaries on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of, or restricting any person from purchasing, selling, pledging or otherwise disposing of, the capital stock or other equity interest of Parent or any of its Subsidiaries.

(e) Parent has delivered or made available to the Company an accurate and complete copy of all employee and director stock plans of Parent and the forms of options to purchase shares of Parent Common Stock (“Parent Stock Options”), restricted share units and phantom shares with respect to shares of Parent Common Stock (collectively, “Parent Equity Awards”). There have been no repricings of any Parent Stock Options through amendments, cancellation and reissuance or other means during the current or prior two calendar years. None of the Parent Stock Options was granted with an exercise price below or deemed to be below fair market value on the date of grant. All grants of Parent Equity Awards were validly made and properly approved by the Board of Directors of Parent (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and properly recorded on the consolidated financial statements of Parent in accordance with GAAP, and, where applicable, no such grants involved any “back dating,” “forward dating” or similar practices with respect to grants of Parent Stock Options.

(f) All outstanding shares of Parent Common Stock and all outstanding Parent Stock Options have been issued and granted in compliance with (i) all applicable Laws and (ii) all requirements set forth in contracts applicable to the issuance of Parent Common Stock, granting of Parent Stock Options or the issuance of equity interests of any Subsidiary of Parent.

(g) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

Section 4.3 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Parent Shareholder Approval, to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the Parent Shareholder Approval, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the Merger, the Stock Issuance or the consummation of the Transactions. As of the date hereof, the Board of Directors of Parent has unanimously resolved to recommend (the “Parent Recommendation”) that Parent’s shareholders approve the issuance of shares of Parent Common Stock in connection with the Merger (the “Stock Issuance”) and an amendment to Parent’s articles of incorporation providing for an increase in the authorized capital stock of Parent to 495,000,000 shares (the “Charter Amendment”), and such resolutions have not been subsequently rescinded, modified or withdrawn in any way. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and, assuming this Agreement constitutes the legal, valid and binding agreement of the Company, this Agreement constitutes the legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the provisions of Ohio General Corporation Law, (ii) the Exchange Act, (iii) the Securities Act, (iv) the rules and regulations of the NYSE, (v) the HSR Act, (vi) the FPA and the FERC Approval, (vii) to the extent required, the rules and regulations of the Applicable PSCs and (viii) the matters set forth on Section 4.3(b) of the Parent Disclosure Schedule (collectively, the “Parent Approvals”), no authorization, consent, order, license, permit or approval of, or registration, declaration, notice or filing with, or action by, any Governmental Entity is necessary or required to be obtained or made under applicable Law in connection with the execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder or the consummation of the Transactions by Parent and Merger Sub, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement do not, and, provided the Parent Approvals are obtained, the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or delinquent, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of Parent or notes thereto or securing liabilities reflected on such balance sheet, (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company or (E) which does not and would not reasonably be expected to materially impair the continued use and operation of the assets to which they relate as operated as of the date hereof or any property at which the material operations of Parent or any of its Subsidiaries are conducted as of the date hereof (each of the foregoing (A) through (E), a “Parent Permitted Lien”), upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the articles of incorporation or bylaws or other equivalent organizational document of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 SEC Reports, Financial Statements and Utility Reports.

(a) Parent has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC since January 1, 2009 (the “Parent SEC Documents”). As of their respective dates, or, if amended, as of the date of such amendment, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act), as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, and all such required certifications have been made. Parent’s management has completed an assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2008, and such assessment concluded that such controls were effective.

(c) The audited consolidated financial statements and unaudited interim consolidated financial statements (including all related notes and schedules) of Parent included in the Parent SEC Documents complied as to form in all material respects with the rules and regulations of the SEC then in effect, fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal recurring year-end audit adjustments that were not or are not expected to be, individually or in the aggregate, materially adverse to the Company), and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) All filings (other than immaterial filings) required to be made by Parent or any of its Subsidiaries since January 1, 2007, with the FERC under the FPA or the Public Utility Holding Company Act of 2005, the Department of Energy, the Nuclear Regulatory Commission (the “NRC”) under the Atomic Energy Act of 1954, as amended (the “Atomic Energy Act”) and any applicable state public utility commissions and under applicable state law, as the case may be, have been made, including all forms, statements, reports, agreements and all documents, exhibits, amendments and supplements appertaining thereto, including all rates, tariffs, franchises, service agreements, and related documents, and all such filings complied, as of their respective dates, with all applicable requirements of applicable statutes and the rules and regulations thereunder, except for filings the failure of which to make or the failure of which to make in compliance with all applicable requirements of applicable statutes and the rules and regulations thereunder, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance-sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries or affiliates.

Section 4.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s most recent audited consolidated balance sheets (or stated in the notes thereto) included in the Parent SEC Documents and (b) for liabilities and obligations incurred since January 1, 2009 in the ordinary course of business consistent with past practice, and neither Parent nor any Subsidiary of Parent has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto) other than those which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 Absence of Certain Changes or Events. Since January 1, 2009 through the date of this Agreement, there has not been any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 Investigations; Litigation. (a) There is no investigation, audit or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries, (b) there are no actions, suits, inquiries, arbitrations, investigations or proceedings pending (or, to the knowledge of Parent, threatened) against, relating to or affecting Parent or any of its Subsidiaries (including against or in respect of any Parent Benefit Plan), or any of their respective properties at law or in equity before, and (c) there are no orders, judgments or decrees of, or before, any Governmental Entity except, in the case of clauses (a) through (c), as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Information Supplied. None of the information provided or to be provided by Parent or its Subsidiaries for inclusion or incorporation by reference in the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided, that, with respect to projected financial information provided by or on behalf of Parent, Parent represents only that such information was prepared in good faith by management of Parent on the basis of assumptions believed by such management to be reasonable as of the time made. None of the information provided by Parent or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement will, at the date it is first mailed to Parent’s shareholders or the Company’s stockholders at the time of the Parent Shareholders’ Meeting or the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information provided by or on behalf of Parent, Parent represents only that such information was prepared in good faith by management of Parent on the basis of assumptions believed by such management to be reasonable as of the time made. The Form S-4 and the Joint Proxy Statement (other than the portion thereof relating solely to the Company Stockholders’ Meeting) and the Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 4.8, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Parent.

Section 4.9 Compliance with Law; Permits.

(a) Parent and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance with and not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Within the past three years, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Entity regarding any actual or possible violation of, or failure to comply with, any Law, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and orders of any Governmental Entity, and all rights under any material contract with any Governmental Entity, necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All Parent Permits are valid and in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is, and each of its Subsidiaries is, and their respective businesses as currently conducted are, in compliance in all material respects with the terms and requirements of such Parent Permits.

(c) Notwithstanding anything contained in this Section 4.9, no representation or warranty shall be deemed to be made in this Section 4.9 in respect of the matters referenced in Section 4.4, or in respect of Tax, employee benefits, labor or environmental matters.

Section 4.10 Tax Matters.

Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and its Subsidiaries (i) have timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to have been filed by Parent or any of its Subsidiaries, and all such Tax Returns were true, correct and complete, and all such Tax Returns filed on or before December 31, 2005 have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (ii) have timely paid or caused to be paid (taking into account any extension of time within which to pay) all Taxes shown as due on such Tax Returns; (iii) have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Parent SEC Documents for all Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements; and (iv) have not received any written notice of any deficiencies for any Tax of Parent or any of its Subsidiaries from any taxing authority for which there are not adequate accruals or reserves on the financial statements included in the Parent SEC Documents.

(b) Neither Parent nor any of its Subsidiaries is the subject of any currently ongoing audit or other proceeding with respect to Taxes nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing, and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been paid in full, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established. There are no Liens for Taxes on any of the assets of Parent or any of its Subsidiaries other than Parent Permitted Liens. No claim has ever been made in writing by a taxing authority of a jurisdiction where Parent or one of its Subsidiaries has not filed Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by any written Tax allocation, indemnification, sharing or similar agreement (other than an agreement with Parent or its Subsidiaries), except for agreements entered into in the ordinary course of business. Neither Parent nor any of its Subsidiaries is liable under Section 1.1502-6 of the Treasury regulations promulgated under the Code (or any similar provision of the Tax Laws of any state, local or foreign jurisdiction) for any Tax of any person other than Parent and its Subsidiaries.

(d) Parent and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; such withheld amounts were either timely paid to the appropriate taxing authority or set aside in accounts for such purpose. Parent and each of its Subsidiaries have reported such withheld amounts to the appropriate taxing authority and to each such employee, independent contractor, creditor, shareholder or other third party, as required under Law.

(e) Neither Parent nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years or otherwise as part of a plan that includes the Merger.

(f) Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Section 1.6011-4 of the Treasury regulations promulgated under the Code.

(g) Parent has made available to the Company or its legal or accounting representative copies of all U.S. Federal and state income Tax Returns for Parent and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2007.

(h) Neither Parent nor any of its Subsidiaries (i) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business, (ii) has entered into any agreement or other arrangement waiving or extending the statute of limitations or the period of assessment or collection of any Taxes, (iii) has granted any power of attorney that is in force with respect to any matters relating to any Taxes, (iv) has applied for a ruling from a taxing authority relating to any Taxes that has not been granted or has proposed to enter into an agreement with a taxing authority that is pending or (v) has, since December 31, 2006, entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) or been issued any private letter rulings, technical advice memoranda or similar agreement or rulings by any taxing authority.

(i) Neither Parent nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or foreign Tax Law) by reason of a change in accounting method or otherwise.

(j) It is agreed and understood that no representation or warranty is made by Parent in respect of Tax matters in any Section of this Agreement other than Section 4.4, Section 4.5, Section 4.11, Section 4.21 and this Section 4.10.

Section 4.11 Employee Benefit Plans.

(a) Section 4.11(a) of Parent Disclosure Schedule lists all material compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), providing cash- or equity-based incentives, health, medical, dental, disability, accident or life insurance benefits or vacation, severance, retention, change in control, retirement, pension or savings benefits, that are sponsored, maintained or contributed to by Parent or any of its Subsidiaries for the benefit of current or former employees or directors of Parent or its Subsidiaries (the “Parent Benefit Plans”).

(b) Each Parent Benefit Plan has been operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code. Each Parent Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service as to its qualification and, to Parent’s knowledge, no event has occurred that could reasonably be expected to result in the disqualification of such Parent Benefit Plan.

(c) Other than routine claims for benefits, no liability under Title IV of ERISA has been incurred by Parent or any its Subsidiaries that has not been satisfied in full when due, and no condition exists that could reasonably be expected to result in a material liability to Parent or its Subsidiaries under Title IV of ERISA.

(d) The consummation of the Transactions will not (i) entitle any current or former employee or director of Parent or any of its Subsidiaries to severance, retention or change in control pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due any such current or former employee or director.

(e) There are no material pending or, to Parent’s knowledge, threatened claims against, by or on behalf of, or any Liens filed against or with respect to, any of the Parent Benefit Plans or otherwise involving any Parent Benefit Plan.

(f) Neither Parent nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code.

(g) No Parent Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of Parent or any of its Subsidiaries beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of Parent or its Subsidiaries, or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

Section 4.12 Employment and Labor Matters.

(a) As of the date of this Agreement (i) neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, work rules or other agreement with any Union applicable to employees of Parent or any of its Subsidiaries (“Parent Employees”), (ii) none of the Parent Employees is represented by any Union with respect to his or her employment with Parent or any of its Subsidiaries, (iii) to Parent’s knowledge, within the past three years, no Union has attempted to organize employees at Parent or any of its Subsidiaries or filed a petition with the National Labor Relations Board seeking to be certified as the bargaining representative of any Parent Employees, (iv) within the past three years, there have been no actual or, to Parent’s knowledge, threatened (A) work stoppages, lock-outs or strikes, (B) slowdowns, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins or sick-outs by Parent Employees causing significant disruption to the operations of a Parent facility, or (C) other form of Union disruption at Parent or any of its Subsidiaries, and (v) except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there is no unfair labor practice, labor dispute, or labor arbitration proceeding pending or, to the knowledge of Parent, threatened with respect to Parent Employees.

(b) Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) Parent and its Subsidiaries are, and within the past three years have been, in compliance with all applicable state, federal and local Laws respecting labor and employment, including all Laws relating to discrimination, disability, labor relations, unfair labor practices, hours of work, payment of wages, employee benefits, retirement benefits, compensation, immigration, workers’ compensation, working conditions, occupational safety and health, family and medical leave, reductions in force, plant closings, notification of employees, and employee terminations and (ii) neither Parent nor any of its Subsidiaries has any liabilities under WARN or any state or local Laws requiring notice with respect to such layoffs or terminations.

(c) In the past three years, (i) no Governmental Entity has threatened (to the knowledge of Parent) or initiated any material complaints, charges, lawsuits, grievances, claims, arbitrations, administrative proceedings, or other proceeding(s) or investigation(s) with respect to Parent or its Subsidiaries arising out of, in connection with, or otherwise relating to any Parent Employees or any Laws governing labor or employment, and (ii) no Governmental Entity has issued or, to Parent’s knowledge, threatened to issue any significant citation, order, judgment, fine or decree against Parent or any of its Subsidiaries with respect to any Parent Employees or any Laws governing labor or employment.

Section 4.13 Environmental Laws and Regulations.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) there is no pending or, to the knowledge of Parent, threatened, claim, lawsuit, or administrative proceeding against Parent or any of its Subsidiaries, under or pursuant to any Environmental Law, and neither Parent nor any of its Subsidiaries has received written notice from any person, including any Governmental Entity, alleging that Parent has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved;

(ii) Parent and its Subsidiaries are and, since January 1, 2005, have been in compliance with all applicable Environmental Laws and with all material permits, licenses and approvals required under Environmental Laws for the conduct of their business or the operation of their facilities;

(iii) Parent and its Subsidiaries have all material permits, licenses and approvals required for the operation of the businesses and the operation of their facilities pursuant to applicable Environmental Law, all such permits, licenses and approvals are in effect, and, to the knowledge of Parent, there is no actual or alleged proceeding to revoke, modify or terminate such permits, licenses and approvals;

(iv) to the knowledge of Parent, there has been no release of Hazardous Materials at any real property currently or formerly owned, leased, or operated by Parent or any Subsidiary in concentrations or under conditions or circumstances that (A) would reasonably be expected to result in liability to Parent or any of its Subsidiaries under any Environmental Laws or (B) would require reporting, investigation, remediation, or other corrective or response action by Parent or any Subsidiary under any Environmental Law and that has not otherwise been addressed through such reporting, investigation, remediation, or other corrective or responsive action by Parent or any Subsidiary; and

(v) Parent is not party to any order, judgment or decree that imposes any obligations under any Environmental Law and, to the knowledge of Parent, has not, either expressly or by operation of Law, undertaken any such obligations, including any obligation for corrective or remedial action, of any other person.

(b) Notwithstanding any provision to the contrary in this Agreement, including Section 4.13(a)(i)-(v), Parent makes no representation or warranty with respect to Parent’s or any of its Subsidiaries’ compliance with Environmental Laws relating to federal or state new source review or prevention of significant deterioration air permit laws or regulations, except to the extent that Parent or a Subsidiary has, as of the date of this Agreement, received a written notice or been subject to a judicial or administrative proceeding alleging non-compliance with such laws or regulations.

(c) The representations and warranties set forth herein are Parent’s sole representations and warranties relating to Environmental Law, the Environment and Hazardous Materials.

Section 4.14 Operations of Nuclear Power Plants. The operations of the nuclear generation stations owned, in whole or part, by Parent or its Subsidiaries (collectively, the “Parent Nuclear Facilities”) are and have been conducted in compliance with all applicable Laws and Parent Permits, except for such failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of the Parent Nuclear Facilities maintains, and is in material compliance with, emergency plans designed to respond to an unplanned release therefrom of radioactive materials and each such plan conforms with the requirements of applicable Laws in all material respects. The plans for the decommissioning of each of the Parent Nuclear Facilities and for the storage of spent nuclear fuel generated or expected to be generated at each Parent Nuclear Facility, in each case, conform with the requirements of applicable Laws in all material respects, and solely with respect to the portion of the Parent Nuclear Facilities owned, directly or indirectly, by Parent, funded consistent with applicable Laws. The Department of Energy has taken possession of the spent nuclear fuel from TMI-2 pursuant to a contract between a Subsidiary of Parent, GPU Nuclear, Inc., and the Department of Energy. To the knowledge of Parent, there are no unpaid claims by the Department of Energy against Parent or its Subsidiaries relating to the disposal of TMI-2 spent nuclear fuel. The operations of the Parent Nuclear Facilities are not the subject of any outstanding notices of violation, any ongoing proceeding, heightened or additional inspections above the NRC baseline inspection program or requests for information from the NRC or any other agency with jurisdiction over such facility, except for such notices, proceedings, inspections or requests for information that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No Parent Nuclear Facility is listed by the NRC in the Unacceptable Performance column of the NRC Action Matrix, as a part of NRC’s Assessment of Plant Performance. Liability insurance to the full extent required by applicable Law for operating the Parent Nuclear Facilities remains in full force and effect regarding such facilities, except for failures to maintain such insurance in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.15 Insurance. Section 4.15 of the Parent Disclosure Schedule sets forth a true and complete list of the material insurance policies naming Parent or any of its Subsidiaries or any director, officer or employee thereof as an insured or beneficiary or as a loss payable payee or for which Parent or any of its Subsidiaries has paid or is obligated to pay all or part of the premiums, as of the date hereof. Neither Parent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and Parent and each of its Subsidiaries is in compliance in all material respects with all conditions contained therein. From and after January 1, 2009, Parent and its Subsidiaries have been continuously insured with financially responsible insurers or have self-insured, in each case in such amounts and against such risks as is customary for the industries in which it and its Subsidiaries operate.

Section 4.16 Trading. Parent has established risk parameters, limits and guidelines in compliance with the risk management policy approved by Parent’s Board of Directors (the

“Parent Trading Policies”) to restrict the level of risk that Parent and its Subsidiaries are authorized to take with respect to, among other things, the net position resulting from all physical commodity transactions, exchange-traded futures and options transactions, over-the-counter transactions and derivatives thereof and similar transactions (the “Net Parent Position”) and monitors compliance by Parent and its Subsidiaries with such Parent Trading Policies. Parent has provided the Parent Trading Policies to the Company prior to the date of this Agreement. At no time between September 30, 2009 and the date of this Agreement, (i) has the Net Parent Position not been within the risk parameters that are set forth in the Parent Trading Policies or (ii) has the exposure of Parent and its Subsidiaries with respect to the Net Parent Position resulting from all such transactions been material to Parent and its Subsidiaries taken as a whole. From December 31, 2008 to the date of this Agreement, neither Parent nor any of its Subsidiaries has, in accordance with generally recognized mark to market accounting policies, experienced an aggregate net loss in its trading and related operations that would be material to Parent and its Subsidiaries taken as a whole.

Section 4.17 Required Vote of Parent Shareholders; Merger Sub Approval.

(a) The affirmative vote of holders of a majority of the Parent Common Stock present or represented and entitled to vote on the Stock Issuance at the Parent Shareholders’ Meeting, provided that at least a majority of the outstanding shares of Parent Common Stock vote at such meeting, is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Stock Issuance and the affirmative vote of holders of a majority of the outstanding shares of Parent Common Stock is the only vote of the holders of any class or series of Parent capital stock necessary to approve the Charter Amendment (collectively, the “Parent Shareholder Approval”), and no other vote of the holders of any class or series of Parent capital stock is necessary to approve the Stock Issuance or to approve this Agreement or the Transactions.

(b) The Board of Directors of Merger Sub, by written consent duly adopted prior to the date hereof, (i) determined that this Agreement and the Transactions are advisable and in the best interests of Merger Sub and its stockholder, (ii) duly approved this Agreement and the Transactions, which approval has not been rescinded or modified and (iii) submitted this Agreement for adoption, and the Transactions for approval, by Parent, as the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has duly adopted this Agreement and approved the Transactions.

Section 4.18 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company (other than, for the avoidance of doubt, any shares of Company Common Stock that may be held by Parent Benefit Plans), and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.19 Opinion of Financial Advisor. The Board of Directors of Parent has received the opinion of Morgan Stanley & Co. Incorporated, dated the date of this Agreement and customary in form, scope and substance, to the effect that, as of such date, the Exchange Ratio is fair to Parent from a financial point of view. Parent shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to the Company.

Section 4.20 Finders or Brokers. Except for Morgan Stanley & Co. Incorporated (the fees and expenses of which will be the responsibility of Parent), neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions who might be entitled to any fee or any commission in connection with or upon consummation of the Merger or the Transactions. Parent has furnished to the Company accurate and complete copies of its agreements with Morgan Stanley & Co. Incorporated.

Section 4.21 Reorganization under the Code. Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that will prevent or impede, or is reasonably likely to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.22 Regulatory Proceedings. As of the date hereof, neither Parent nor any of its Subsidiaries all or part of whose rates or services are regulated by a Governmental Entity (a) is a party to any rate proceeding before a Governmental Entity with respect to rates charged by Parent or any of its Subsidiaries other than in the ordinary course consistent with past practice, (b) has rates in any amounts that have been or are being collected subject to refund, pending final resolution of any rate proceeding pending before a Governmental Entity or on appeal to a court (other than rates based on estimated costs and/or revenues that are subject to adjustment once the actual costs and/or revenues become known) or (c) is a party to any contract with any Governmental Entity entered into other than in the ordinary course consistent with past practice imposing conditions on rates or services in effect as of the date hereof or which, to the knowledge of Parent, are as of the date hereof scheduled to go into effect at a later time, except in the case of clauses (a) through (c) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.23 Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries own or have a valid right to use all Intellectual Property Rights used in connection with and reasonably necessary for the business of Parent and its Subsidiaries as currently conducted. To Parent’s knowledge, neither Parent nor any of its Subsidiaries has infringed, misappropriated or violated in any material respect any Intellectual Property Rights of any third party except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To Parent’s knowledge, no third party is infringing, misappropriating or violating any Intellectual Property Rights owned or exclusively licensed by or to Parent or any of its Subsidiaries, except where such infringement, misappropriation or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.24 Properties. Parent or its applicable Subsidiary has (a) good and insurable title or (b) good and valid leasehold interest in and to each material parcel of real property owned or leased, as applicable, by Parent or any of its Subsidiaries, subject to any Liens or exceptions that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.25 Material Contracts. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to or bound by any Contract that (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC), (ii) would, after giving effect to the Merger, limit or restrict the Surviving Corporation or any of its Subsidiaries or any successor thereto, from engaging or competing in any line of business that it currently engages in or is a reasonable extension thereof (including after the Effective Time) or in any geographic area or contains exclusivity or non-solicitation provisions with respect to customers, (iii) limits or otherwise restricts the ability of Parent or any of its Subsidiaries to pay dividends or make distributions to its stockholders, or (iv) provides for the operation or management of any operating assets of Parent or its Subsidiaries by any person other than Parent or its Subsidiaries. Each Contract of the type described in this Section 4.25, whether or not set forth on Section 4.25 of the Parent Disclosure Schedule and whether or not entered into on or prior to the date hereof, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is a valid and binding obligation of the Parent or its Subsidiary party thereto enforceable against Parent or its Subsidiary party thereto in accordance with its terms (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, to Parent’s knowledge, each other party thereto, and is in full force and effect, and each of Parent and each of its Subsidiaries which is a party thereto has performed in all material respects all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has performed in all material respects all obligations required to be performed by it under such Parent Material Contract, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has knowledge of, or has received notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect.

Section 4.26 No Additional Representations. Parent and Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representations or warranties with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (b) the future business and operations of the Company and its Subsidiaries in each case except as expressly set forth in this Agreement.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company. From and after the date hereof and prior to the earlier of the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule:

(a) the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, orders and Permits of all Governmental Entities applicable to them; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; and

(b) the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not adopt any amendments to its charter or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries to adopt any amendments to its charter or bylaws or similar applicable organizational documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except (1) the declaration and payment of quarterly cash dividends with respect to the Company Common Stock not to exceed the current dividend rate, with record dates and payment dates consistent with the Company’s past dividend practice and (2) the declaration and payment of dividends from a Subsidiary of the Company to the Company or to another wholly-owned Subsidiary of the Company;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine, reclassify or take similar actions with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction in the ordinary course by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction and that does not adversely affect the Company;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any merger, consolidation, restructurings or reorganizations among the Company’s wholly-owned Subsidiaries in the ordinary course and that do not adversely affect the Company;

(v) except for transactions between (x) the Company and its wholly-owned Subsidiaries or (y) among the Company’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, shall not, and shall not permit any of its Subsidiaries to, redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of the Company or any of its Subsidiaries, other than (x) at or within 120 days of stated maturity, (y) any required amortization payments and mandatory prepayments and (z) indebtedness for borrowed money arising under the agreements disclosed in Section 5.1(b)(v) of the Company Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(vi) except (A) as permitted pursuant to Section 5.1(b)(vii)(A) and (B) as made in connection with any transaction solely between (x) the Company and a wholly-owned Subsidiary of the Company or (y) between wholly-owned Subsidiaries of the Company, in each case in the ordinary course and that do not adversely affect the Company, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the amount to be expended pursuant thereto (including the amount of any assumed indebtedness) exceeds $5 million in any one transaction (or series of related transactions) or $25 million in the aggregate in any 12-month period for all such acquisitions) or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Section 6.2(g) or Section 6.3(g) or prevent the satisfaction of such conditions;

(vii) except (A) capital expenditures made in accordance with, and not exceeding the amounts set forth in, the Company’s annual budget for

2010 and capital expenditure plan for 2011, in each case as furnished to Parent prior to the date of this Agreement; provided, that any amounts included in such budget or plan with respect to environmental matters shall be limited to amounts required by Law or that are necessary or reasonably anticipated to be necessary to meet compliance deadlines required by Law; and provided further that any amounts not spent by the Company pursuant to such budget or capital expenditure plan may be spent by the Company on reliability/availability routine maintenance projects with priority given to supercritical coal units, (B) capital expenditures (1) required by Law or Governmental Entities or (2) incurred in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), (C) other capital expenditures in an aggregate amount not to exceed (x) $30 million on or prior to December 31, 2010 or (y) an additional $60 million after December 31, 2010, provided that any such capital expenditures related to transmission and distribution made pursuant to clauses (x) or (y) shall not exceed $10 million in the aggregate on or prior to December 31, 2010 and an additional $10 million in the aggregate after December 31, 2010, or (D) capital expenditures related to the TrAIL project, the PATH project based on its required in-service date, or other projects, in each case that are either fully recoverable through FERC formula rates or can be collected in retail rates of customers through an existing pass through or tracking mechanism (or a pass through or tracking mechanism for which there is a pending request), shall not, and shall not permit any of its Subsidiaries to, make any capital expenditures;

(viii) except (A) dispositions among the Company and its wholly-owned Subsidiaries, (B) dispositions among the Company’s wholly-owned Subsidiaries, (C) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, (D) dispositions by the Company or its Subsidiaries of its assets in accordance with the terms of restructuring and divestiture plans mandated by applicable local or state regulatory agencies, (E) Liens arising under existing first mortgage bond, pollution control bond, solid waste disposal bond, transition bond or other similar indentures and related securities and agreements of operating Subsidiaries of the Company, (F) provisions under existing credit facilities of the Company and its Subsidiaries that provide for the cash collateralization of letters of credit upon a default and (G) dispositions of accounts receivable of Subsidiaries of the Company under any accounts receivable financing, securitization, factoring or similar arrangements and Liens associated therewith, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), subject to any Lien or otherwise dispose in any 12-month period of more than $15 million in the aggregate of its properties or assets, including the capital stock of Subsidiaries;

(ix) except as required by the terms of a Company Benefit Plan set forth on Section 3.11(a) of the Company Disclosure Schedule as of the date of this Agreement or by applicable Law, shall not, and shall not permit any of its

Subsidiaries to, (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits (including equity-based awards) payable or provided to the Company’s directors, executive officers, managers or employees (other than as required by any applicable collective bargaining agreement), (B) enter into any employment, change of control, severance or retention agreement with any current or future employee of the Company (except (1) for agreements entered into with any newly-hired, non-executive officer employees or replacements or as a result of promotions, in each case to the extent consistent with past practice, (2) for employment agreements terminable on less than 30 days’ notice without penalty or (3) for severance agreements entered into in the ordinary course of business consistent with past practice with employees who are not executive officers, in connection with terminations of employment), (C) establish, adopt, enter into, accelerate any rights or benefits under, or amend (other than any amendment that is immaterial or administrative in nature) any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above, or (D) enter into, accelerate any rights or benefits under, amend or renew any collective bargaining agreements other than as set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule;

(x) except for transactions (x) among the Company and its wholly-owned Subsidiaries or (y) among the Company’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement, as required by the terms of any Company Benefit Plan, or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than (A) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Performance Shares and Company RSUs outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.1(b), (B) the sale of shares of Company Common Stock pursuant to the exercise of options exercisable into, or the vesting of awards with respect to, Company Common Stock, to purchase Company Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards in the ordinary course of business in accordance with the Company’s customary compensation practices, provided that any such awards granted after the date hereof shall be granted on terms pursuant to which such awards shall not vest or accelerate as a result of the Merger or the occurrence of the Closing

(provided further, however, that such awards may provide that they shall vest and/or accelerate upon a termination of employment without “cause” or upon a “good reason termination” within the meaning of the applicable award agreement or the Company’s Executive Change in Control Severance Plan (determined without regard to whether the holder of the award is a participant in such plan and without regard to whether a change in control within the meaning of such plan has occurred));

(xi) except for transactions (x) among the Company and its wholly-owned (directly or indirectly) Subsidiaries or (y) among the Company’s wholly-owned (directly or indirectly) Subsidiaries, in each case in the ordinary course and that do not adversely affect the Company, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights or options to acquire any such shares;

(xii) shall not, and shall not permit any of its Subsidiaries to, (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreement) or issue or sell any debt securities, other than (1) in the ordinary course of business consistent with past practice on terms that allow for prepayment at any time without penalty, (2) indebtedness incurred by any Subsidiary of the Company under any loan permitted by clause (B) in this Section 5.1(b)(xii), (3) in connection with a refinancing of existing indebtedness within 120 days of its stated maturity or at a lower cost of funds or (4) for borrowings under the Company’s and its Subsidiaries’ existing commercial paper programs or revolving credit facilities, provided in the case of each of clauses (1) through (4) such actions are not reasonably likely to cause any two of Fitch Ratings, Ltd., Standard & Poor’s or Moody’s Investors Service to recognize the Company’s corporate credit rating to be less than investment grade; or (B) other than in connection with actions permitted by Section 5.1(b)(vi) and Section 5.1(b)(vii), make any loans, advances or capital contributions to, or investments in, any other person, other than (1) in the ordinary course of business consistent with past practice, (2) between the Company and its wholly-owned Subsidiaries or between the Company’s wholly-owned Subsidiaries or (3) as required pursuant to any obligation in effect as of the date of this Agreement;

(xiii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law (except for any normal purchase/normal sale designation or designation of hedge accounting relationships for derivatives);

(xiv) shall not amend or terminate the Company Trading Policies, or take any action that materially violates the Company Trading Policies or that causes the Net Company Position to be materially outside the risk parameters set forth in the Company Trading Policies;

(xv) except (x) as required by applicable Law or (y) as would not reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole, shall not, and shall not permit any of its Subsidiaries to, (A) settle or compromise any claim, action or proceeding relating to Taxes, (B) make, change or revoke any Tax election, except in the ordinary course of business, (C) change any methods of Tax accounting, except as required by GAAP, (D) file any amended Tax Return, (E) enter into any closing agreement affecting any Tax liability or refund or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (this clause (xv) being the sole provision of this Section 5.1(b) governing Tax matters);

(xvi) shall not, and shall not permit any of its Subsidiaries to, pay or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $25 million individually or $40 million in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) in connection with regulatory proceedings before any Governmental Entities excluding the item on Section 5.1(b)(xvi) of the Company Disclosure Schedule; (provided that the exceptions set forth in clauses (A), (B) and (C) shall not apply to any proceedings arising out of or related to this Agreement or the Transactions);

(xvii) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business or (B) conduct any business outside the United States except in the ordinary course of business consistent with past practice;

(xviii) shall not, and shall not permit any of its Subsidiaries to, agree or consent to any material agreements or material modifications of existing agreements or course of dealings with any Governmental Entities in respect of the operations of their businesses, except as required by Law to renew Permits or agreements in the ordinary course of business consistent with past practice;

(xix) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry;

(xx) (A) to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries to, on a reasonable basis, (1) discuss with Parent any changes in its or its Subsidiaries’ regulated rates or charges (other than pass-through charges, including the ENEC or rate changes in accordance with existing formula rates), standards of service or regulatory accounting from those in effect on the date of this Agreement or (2) consult with Parent prior to making any filing (or any amendment thereto), or effecting any agreement, commitment, arrangement or consent, whether written or oral, formal or informal, with respect thereto (other than filings related to the ENEC and to implement rate changes in accordance with existing formula rates); and (B) the Company will not make, or permit any Subsidiary to make, any filing to change its rates on file with the FERC or any other regulatory commission that would, individually or in the aggregate, reasonably be expected to have (1) a Company Material Adverse Effect or (2) a Company Material Adverse Effect on the applicable Subsidiary (provided that for such purposes, the Company shall be deemed to be an entity the size and scale of such Subsidiary). Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to consult or have discussions with Parent prior to (i) entering into arrangements with customers in the ordinary course of business consistent with past practices and (ii) taking any of the actions described in this Section 5.1(b)(xx) concerning pass-through charges, the ENEC, or rate changes in accordance with existing formula rates;

(xxi) shall not, and shall not permit its Subsidiaries to, enter into, terminate or materially modify or amend any contract that is or would be a (x) Company Material Contract, (y) power sale contract which has a term of three years or longer or (z) coal purchase contract which has a term of two years or longer; provided that (A) the foregoing shall apply solely to the extent permitted by applicable Law, (B) the Company and its Subsidiaries may enter into contracts covered by this subsection (xxi) in a amount not exceeding $5 million for any individual contract or $25 million in the aggregate per fiscal year, (C) the Company and its Subsidiaries may enter into contracts in respect of the TrAIL project, PATH project or any other project that is fully recoverable through FERC formula rates or that can be collected in retail rates of customers through an existing pass through or tracking mechanism (or a pass through or tracking mechanism for which there is a pending request), (D) the Company and its Subsidiaries may enter into any power sale contract awarded in a competitive procurement process irrespective of the terms of such contract, and (E) for avoidance of doubt, this subsection (xxi) shall not apply to those contracts which are otherwise permitted to be entered into by the Company or its Subsidiaries pursuant to Section 5.1(b);

(xxii) shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, or take any other action, if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Transactions; and

(xxiii) shall not, and shall not permit any of its Subsidiaries to, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 5.2 Conduct of Business by Parent. From and after the date hereof and prior to the earlier of the Effective Time and the Termination Date, and except (i) as may be required by applicable Law, (ii) as may be agreed to in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be expressly contemplated or required by this Agreement or (iv) as set forth in Section 5.2 of the Parent Disclosure Schedule:

(a) Parent covenants and agrees with the Company that the business of Parent and its Subsidiaries shall be conducted in, and that such entities shall not take any action except in, the ordinary course of business consistent with past practice and shall use their reasonable best efforts to preserve intact their present business organizations, to maintain in effect all existing Permits, subject to prudent management of workforce and business needs, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to preserve their relationships with Governmental Entities, customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws, orders and Permits of all Governmental Entities applicable to them; provided, however, that no action by Parent or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.2(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision; and

(b) Parent agrees with the Company, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent:

(i) shall not adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents, and shall not permit any of its Subsidiaries, including Merger Sub, to adopt any amendments to its articles of incorporation or bylaws or similar applicable organizational documents;

(ii) shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of Parent or its Subsidiaries), except (1) the declaration and payment of quarterly cash dividends with respect to Parent Common Stock not to exceed the current dividend rate, with record dates and payment dates consistent with Parent’s past dividend practice and (2) the declaration and payment of dividends from a Subsidiary of Parent to Parent or to another wholly-owned Subsidiary of Parent;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine, or reclassify or take similar actions with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction in the ordinary course by a wholly-owned Subsidiary of Parent which remains a wholly-owned Subsidiary after consummation of such transaction and that does not adversely affect Parent;

(iv) shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto, other than the Merger and other than any merger, consolidation, restructurings or reorganizations among Parent’s wholly-owned Subsidiaries, in each case, in the ordinary course and that do not adversely affect Parent;

(v) except for transactions between (x) Parent and its wholly-owned Subsidiaries or (y) among Parent’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, shall not, and shall not permit any of its Subsidiaries, to redeem, repurchase, defease, cancel or otherwise acquire any indebtedness for borrowed money of Parent or any of its Subsidiaries, other than (x) at or within 120 days of stated maturity, (y) any required amortization payments and mandatory prepayments and (z) indebtedness for borrowed money arising under the agreements disclosed in Section 5.2(b)(v) of the Parent Disclosure Schedule, in each case in accordance with the terms of the instrument governing such indebtedness as in effect on the date hereof;

(vi) except as made in connection with any transaction solely between (x) Parent and a wholly-owned Subsidiary of Parent or (y) between wholly-owned Subsidiaries of Parent, in each case in the ordinary course and that do not adversely affect Parent, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any person or assets, if (A) the amount to be expended pursuant thereto (including the amount of any assumed indebtedness) exceeds $350 million in any one transaction (or series of related transactions) or $700 million in the aggregate for all such acquisitions; provided that any such acquisition would not reasonably be expected, individually or in the aggregate, to result in a downgrade of Parent’s unsecured credit rating below investment grade or (B) any such acquisition is reasonably likely, individually or in the aggregate, to materially delay the satisfaction of the conditions set forth in Section 6.2(g) or Section 6.3(g) or prevent the satisfaction of such conditions;

(vii) except for (A) dispositions among Parent and its wholly-owned Subsidiaries, (B) dispositions among Parent’s wholly-owned Subsidiaries, (C) dispositions of obsolete equipment or assets or dispositions of assets being replaced, in each case in the ordinary course of business consistent with past practice, (D) dispositions by Parent or its Subsidiaries of its assets in accordance with the terms of restructuring and divestiture plans mandated by applicable local or state regulatory agencies, (E) Liens arising under existing first mortgage bond, pollution control bond, solid waste disposal bond, transition bond or other similar indentures and related securities and agreements of operating Subsidiaries of Parent, (F) provisions under existing credit facilities of Parent and its Subsidiaries that provide for the cash collateralization of letters of credit upon a default and (G) dispositions of accounts receivable of Subsidiaries of Parent under any accounts receivable financing, securitization, factoring or similar arrangements and Liens associated therewith, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations), subject to any Lien or otherwise dispose of any material portion of its material properties or assets, including the capital stock of Subsidiaries;

(viii) except as required by the terms of a Parent Benefit Plan set forth on Section 4.11(a) of the Parent Disclosure Schedule as of the date of this Agreement, by applicable Law or in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, (A) materially increase the compensation or other benefits (including equity-based awards), payable or provided to Parent’s directors, executive officers, managers or employees (other than as required by any applicable collective bargaining agreement), (B) enter into any employment, change of control, severance or retention agreement with any current or future employee of Parent (except (1) for agreements entered into with any newly-hired employees or replacements or as a result of promotions, in each case to the extent consistent with past practice, (2) for employment agreements terminable on less than 30 days’ notice without penalty (3) for severance agreements entered into in the ordinary course of business consistent with past practice with employees who are not executive officers, in connection with terminations of employment, (4) renewals of existing severance agreements or (5) employment or severance agreements entered into in the ordinary course of business consistent with past practice with executive officers, provided that such agreements will not result in payments solely as a result of the consummation of the Transactions), (C) establish, adopt, enter into, accelerate any rights or benefits under, or amend (other than any amendment that is immaterial or administrative in nature) any plan, policy, program or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except as permitted pursuant to clause (B) above, or (D) enter into, accelerate any rights or benefits under, amend or renew any collective bargaining agreements except in the ordinary course of business;

(ix) except for transactions (x) among Parent and its wholly-owned (directly or indirectly) Subsidiaries or (y) among Parent’s wholly-owned (directly or indirectly) Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement, as required by the terms of any Parent Benefit Plan, or the express terms of any unexercisable or unexercised options outstanding on the date hereof), other than (A) issuances of shares of Parent Common Stock in respect of any exercise of Parent Stock Options and settlement of any restricted share units, phantom shares, restricted stock or similar equity awards with respect to shares of Parent Common Stock outstanding on the date hereof or as may be granted after the date hereof as permitted under this Section 5.2(b), (B) the sale of shares of Parent Common Stock pursuant to the exercise of options exercisable into, or the vesting of awards with respect to, Parent Common Stock, to purchase Parent Common Stock if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes and (C) the grant of equity compensation awards in the ordinary course of business in accordance with Parent’s customary compensation practices, provided that any such awards granted after the date hereof shall be granted on terms pursuant to which such awards shall not vest or accelerate as a result of the Merger or the occurrence of the Closing;

(x) except for transactions (x) among Parent and its wholly-owned Subsidiaries or (y) among Parent’s wholly-owned Subsidiaries, in each case in the ordinary course and that do not adversely affect Parent, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the capital stock of any of them or any rights or options to acquire any such shares;

(xi) shall not, and shall not permit any of its Subsidiaries to, (A) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or enter into any “keep well” or other agreement to maintain any financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreement) or issue or sell any debt securities, other than (1) in the ordinary course of business consistent with past practice, (2) indebtedness incurred by any Subsidiary of Parent under any loan permitted by clause (B) in this Section 5.2(b)(xi), (3) in connection with a refinancing of existing indebtedness on commercially reasonable terms or (4) for borrowings under Parent’s and its Subsidiaries’ existing commercial paper programs or revolving credit facilities, provided in the case of each of clauses (1) through (4) such actions are not reasonably likely to cause any two of Fitch Ratings, Ltd., Standard & Poor’s or Moody’s Investors Service to recognize the Parent’s corporate credit rating to be less than investment grade; or (B) other than in connection with actions permitted by Section 5.2(b)(vi) make any loans, advances or capital contributions to, or investments in, any other person, other than (1) in the ordinary course of business consistent with past practice, (2) between Parent and its wholly-owned Subsidiaries or between Parent’s wholly-owned Subsidiaries, or (3) as required pursuant to any obligation in effect as of the date of this Agreement;

(xii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law (except for any normal purchase/normal sale designation or designation of hedge accounting relationships for derivatives);

(xiii) shall not amend or terminate the Parent Trading Policies, or take any action that materially violates the Parent Trading Policies or that causes the Net Parent Position to be materially outside the risk parameters set forth in the Parent Trading Policies;

(xiv) except (x) as required by applicable Law or (y) as would not reasonably be expected to be materially adverse to Parent and its Subsidiaries taken as a whole, shall not, and shall not permit any of its Subsidiaries to, (A) settle or compromise any claim, action or proceeding relating to Taxes, (B) make, change or revoke any Tax election, except in the ordinary course of business, (C) change any methods of Tax accounting, except as required by GAAP, (D) file any amended Tax Return, (E) enter into any closing agreement affecting any Tax liability or refund or (F) extend or waive the application of any statute of limitations regarding the assessment or collection of any Tax (this clause (xiv) being the sole provision of this Section 5.2(b) governing Tax matters);

(xv) shall not, and shall not permit any of its Subsidiaries to, pay or settle any material legal proceedings, other than payments or settlements (A) that do not exceed $30 million individually or $70 million in the aggregate in any consecutive 12-month period, (B) that have become due and payable prior to the date hereof or (C) in connection with regulatory proceedings before any Governmental Entities; (provided that the exceptions set forth in clauses (A), (B) and (C) shall not apply to any proceedings arising out of or related to this Agreement or the Transactions);

(xvi) shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new line of business or (B) conduct any business outside the United States except in the ordinary course of business consistent with past practice;

(xvii) shall, and shall cause its Subsidiaries, to maintain with financially responsible insurance companies (or through self-insurance not inconsistent with such party’s past practice), insurance in such amounts and against such risks and losses as are customary for companies engaged in the utility industry;

(xviii) shall not, and shall not permit its Subsidiaries to, enter into or amend any contract, or take any other action, if such contract, amendment of a contract or action would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the Transactions; and

(xix) shall not, and shall not permit any of its Subsidiaries to, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Section 5.3 Investigation.

(a) Each of the Company and Parent shall afford the other party and (x) the officers and employees and (y) the accountants, consultants, legal counsel, financial advisors and agents and other representatives (such persons described in this clause (y), collectively, “Representatives”) of such other party reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ personnel and properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and with such additional accounting, financing, operating and other data and information regarding the Company and its Subsidiaries, as Parent may reasonably request, and Parent and its Subsidiaries, as the Company may reasonably request, as the case may be. Consistent with applicable Law, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, (i) confer, on a reasonable basis, with one or more representatives of the other party to discuss material operational and regulatory matters and the general status of its ongoing operations for purposes related to the completion of the Transactions (including a party’s assessment of the proper accounting for such transactions, any public disclosures that a party is required to make regarding such transactions and reasonable access to management and systems needed for integration planning) or the fulfillment of its obligations under this Agreement and (ii) furnish promptly all other information concerning its business, properties and personnel, in each case as such other party may reasonably request in connection with activities relating to the completion of the Transactions or the fulfillment of its obligations under this Agreement. The Company shall afford Parent and its officers, employees and Representatives access to the Company’s and its Subsidiaries’ properties for the purpose of performing environmental site assessments, provided, however, that such assessments shall not include environmental sampling or testing unless expressly authorized by the Company. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford the access described in this Section 5.3 if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would cause a violation of any agreement to which such party or any of its Subsidiaries is a party, would cause a risk of a loss of privilege to such party or any of its Subsidiaries or would constitute a violation of any applicable Law.

(b) The parties hereto hereby agree that all information provided to them or their respective officers, directors, employees or Representatives in connection with this Agreement and the consummation of the Transactions shall be deemed to be “Proprietary Information,” as such term is used in, and shall be treated in accordance with, the Confidentiality Agreement, dated as of January 8, 2010, between the Company and Parent (the “Confidentiality Agreement”).

Section 5.4 Non-Solicitation by the Company.

(a) The Company agrees that neither it nor any Subsidiary of the Company, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any person (other than Parent or Merger Sub)

in connection with or in response to a Company Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than Parent or Merger Sub) with respect to any Company Acquisition Proposal, (iv) approve, endorse or recommend any Company Acquisition Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any Company Acquisition Transaction (except as contemplated by Section 7.1(j)); provided, however, that this Section 5.4 shall not prohibit (A) the Company, or the Board of Directors of the Company, directly or indirectly through any officer, employee or Representative, prior to the receipt of the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any person in response to an unsolicited, bona fide written Company Acquisition Proposal that the Board of Directors of the Company concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to a Company Superior Offer if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of their duties under applicable Laws, (2) such Company Acquisition Proposal did not result from a breach of this Section 5.4(a) (other than any such breach that is unintentional and immaterial in effect), (3) the Company gives to Parent the notice required by Section 5.4(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such person on terms no less favorable to the Company than the Confidentiality Agreement (provided that such confidentiality agreement shall not in any way restrict the Company from complying with its disclosure obligations under this Agreement, including with respect to such proposal), and such furnished information is delivered to Parent at substantially the same time (to the extent such information has not been previously furnished or made available by the Company to Parent); or (B) the Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Company Acquisition Proposal, provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement and in no event shall the Company or the Company Board of Directors or a committee thereof take any action that would constitute a Company Change in Recommendation in respect of a Company Acquisition Proposal other than in compliance with Section 5.4(d).

(b) The Company shall promptly, and in no event later than 24 hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request, including providing the identity of the person making or submitting such Company Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary of any such Company Acquisition Proposal or request that is made or submitted by any person during the period between the date hereof and the Closing. The Company shall (i) keep Parent informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such Company Acquisition Proposal (and in no event later than 24 hours following any such change), (ii) provide to Parent as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Company Acquisition Proposal or sent or provided by the Company to any third party in connection with any Company Acquisition Proposal and (iii) provide Parent with advance written notice of any scheduled meeting of the Company Board of Directors to discuss a Company Acquisition Proposal.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than Parent) that relate to any Company Acquisition Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to the Company or to destroy all confidential information of the Company and its Subsidiaries. The Company agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any third party from, the confidentiality and standstill provisions of any agreement to which the Company or any of its Subsidiaries is or may become a party and agrees to use commercially reasonable efforts to enforce the provisions of such agreements.

(d) Except as contemplated by this Section 5.4(d), neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the Company Recommendation in a manner adverse to Parent, (B) make any other public statement in connection with the Company Stockholders’ Meeting or this Agreement or the Transactions inconsistent with the Company Recommendation, (C) approve, adopt or recommend any Company Acquisition Proposal or (D) fail to reaffirm or re-publish the Company Recommendation within five days of being requested by Parent to do so (each such action set forth in clauses (A) through (D) above being a “Company Change of Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the confidentiality agreement referred to in Section 5.4(a)) or any tender offer providing for, with respect to, or in connection with any Company Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of the Company may at any time prior to receipt of the Company Stockholder Approval, in respect of a Company Acquisition Proposal, (i) make a Company Change of Recommendation and (ii) terminate this Agreement pursuant to Section 7.1(j) of this Agreement, if (and only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Company’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Company’s Board of Directors determines that the failure to make a Company Change of Recommendation, or to terminate this Agreement pursuant to Section 7.1(j) of this Agreement, would be reasonably likely to be inconsistent with the exercise of its duties under applicable Laws, (D) the Company Board of Directors has provided to Parent five business days prior written notice of its intent to effect a Company Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Change of Recommendation and, if requested by Parent, negotiated in good faith with Parent during such five business day period regarding revisions to this Agreement which would avoid such Company Change of Recommendation; and (E) the Company Board of Directors has provided to Parent advance written notice of such Company Change of Recommendation at least two hours prior thereto. The Board of Directors of the Company may not, in respect of a Company Acquisition Proposal, make a Company Change of Recommendation in a manner adverse to Parent except in compliance in all respects with this Section 5.4(d). For the avoidance of doubt, a change of the Company Recommendation to “neutral” is a Company Change of Recommendation.

(e) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, at any time prior to receipt of the Company Stockholder Approval, in circumstances not involving or relating to a Company Acquisition Proposal, from effecting a Company Change of Recommendation if the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its duties under applicable Laws if (and only if): (A) the Company Board of Directors has provided to Parent five business days prior written notice of its intent to effect a Company Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Company Change of Recommendation) and, if requested by Parent, negotiated in good faith with Parent during such five business day period regarding revisions to this Agreement that would avoid such Company Change of Recommendation and (B) the Company Board of Directors has provided to Parent advance written notice of such Company Change of Recommendation at least two hours prior thereto.

(f) As used in this Agreement:

(i) “Company Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a party to this Agreement) relating to any Company Acquisition Transaction;

(ii) “Company Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company other than the Transactions; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “Group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of any class of equity securities of the Company; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole; or (d) any liquidation or dissolution of the Company or any of its Subsidiaries; and

(iii) “Company Superior Offer” shall mean a Company Acquisition Proposal to acquire at least a majority of the outstanding equity securities or assets of the Company on terms that the Company’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable, from a financial point of view, to the Company’s stockholders than the Merger and the Transactions (including any proposal by Parent to amend the terms of this Agreement which are committed to in writing) and is reasonably likely to be consummated, taking into account, (a) all financial considerations and financial aspects of such Company Acquisition Proposal and the Merger and other Transactions, (b) all strategic considerations, including whether such Company Acquisition Proposal is more favorable from a long-term strategic standpoint, (c) all legal and regulatory considerations of such Company Acquisition Proposal and the Merger and other Transactions, (d) the identity of the third party making such Company Acquisition Proposal, (e) the conditions and likelihood of completion of such Company Acquisition Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals), (f) whether such Company Acquisition Proposal is likely to impose material obligations on the Company (or the post-closing entity in which the Company’s stockholders will hold securities) in connection with obtaining necessary regulatory approvals, (g) whether such Company Acquisition Proposal is subject to a financing condition and the likelihood of such Company Acquisition Proposal being financed, and (h) the payment of any Company Termination Fee, if relevant.

Section 5.5 Non-Solicitation by Parent.

(a) Parent agrees that neither it nor any Subsidiary of Parent, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or permit its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage (including by way of furnishing information) or knowingly take any other action designed to facilitate any inquiries or the making, submission or announcement of any Parent Acquisition Proposal, (ii) furnish any nonpublic information regarding Parent or any of its Subsidiaries to any person (other than the Company) in connection with or in response to a Parent Acquisition Proposal, (iii) engage or participate in any discussions or negotiations with any person (other than the Company) with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal or (v) enter into any letter of intent, agreement in principle or other agreement providing for any Parent Acquisition Transaction (except as contemplated by Section 7.1(k)); provided, however, that this Section 5.5 shall not prohibit (A) Parent, or the Board of Directors of Parent, directly or indirectly through any officer, employee or Representative, prior to the receipt of the Parent Shareholder Approval, from furnishing nonpublic information regarding Parent or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any person in response to an unsolicited, bona fide written Parent Acquisition Proposal that the Board of Directors of Parent concludes in good faith, after consultation with its financial advisors, constitutes or is reasonably likely to lead to a Parent Superior Offer if (1) the Board of Directors of Parent concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Parent Acquisition Proposal would be reasonably likely to be inconsistent with the exercise by the Board of Directors of their fiduciary duties under applicable Laws, (2) such Parent

Acquisition Proposal did not result from a breach of this Section 5.5(a) (other than any such breach that is unintentional and immaterial in effect), (3) Parent gives to the Company the notice required by Section 5.5(b), and (4) Parent furnishes any nonpublic information provided to the maker of the Parent Acquisition Proposal only pursuant to a confidentiality agreement between Parent and such person on terms no less favorable to Parent than the Confidentiality Agreement (provided that such confidentiality agreement shall not in any way restrict Parent from complying with its disclosure obligations under this Agreement, including with respect to such proposal), and such furnished information is delivered to the Company at substantially the same time (to the extent such information has not been previously furnished or made available by Parent to the Company); or (B) Parent from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to any Parent Acquisition Proposal, provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement and in no event shall Parent or the Parent Board of Directors or a committee thereof take any action that would constitute a Parent Change in Recommendation in respect of a Parent Acquisition Proposal other than in compliance with Section 5.5(d).

(b) Parent shall promptly, and in no event later than 24 hours after its receipt of any Parent Acquisition Proposal, or any request for nonpublic information relating to Parent or any of its Subsidiaries in connection with a Parent Acquisition Proposal, advise the Company orally and in writing of such Parent Acquisition Proposal or request, including providing the identity of the person making or submitting such Parent Acquisition Proposal or request, and, (x) if it is in writing, a copy of such Parent Acquisition Proposal and any related draft agreements and (y) if oral, a reasonably detailed summary of any such Parent Acquisition Proposal or request that is made or submitted by any person during the period between the date hereof and the Closing. Parent shall (i) keep the Company informed in all material respects on a prompt basis with respect to any change to the status or material terms of any such Parent Acquisition Proposal (and in no event later than 24 hours following any such change), (ii) provide to the Company as soon as practicable after receipt or delivery thereof with copies of all correspondence and other written material sent or provided to Parent from any third party in connection with any Parent Acquisition Proposal or sent or provided by Parent to any third party in connection with any Parent Acquisition Proposal and (iii) provide the Company with advance written notice of any scheduled meeting of the Parent Board of Directors to discuss a Parent Acquisition Proposal.

(c) Upon the execution of this Agreement, Parent shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any discussions existing as of the date of this Agreement between Parent or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any person (other than the Company) that relate to any Parent Acquisition Proposal and, to the extent provided by the applicable confidentiality agreement or similar agreement governing such discussions, require any third party to such discussions to return to Parent or to destroy all confidential information of Parent and its Subsidiaries. Parent agrees not to, and to cause its Subsidiaries not to, waive, or otherwise release any third party from, the confidentiality and standstill provisions of any agreement to which Parent or any of its Subsidiaries is or may become a party and agrees to use commercially reasonable efforts to enforce the provisions of such agreements.

(d) Except as contemplated by this Section 5.5(d), neither the Board of Directors of Parent nor any committee thereof shall (i) (A) withhold, withdraw, qualify or modify, or resolve to or publicly propose to withhold, withdraw, qualify or modify the Parent Recommendation in a manner adverse to the Company, (B) make any other public statement in connection with the Parent Shareholders’ Meeting or this Agreement or the Transactions inconsistent with the Parent Recommendation, (C) approve, adopt or recommend any Parent Acquisition Proposal or (D) fail to reaffirm or re-publish the Parent Recommendation within five days of being requested by the Company to do so (each such action set forth in clauses (A) through (D) above being a “Parent Change of Recommendation”) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, a merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than the confidentiality agreement referred to in Section 5.5(a)) or any tender offer providing for, with respect to, or in connection with any Parent Acquisition Proposal. Notwithstanding the foregoing, the Board of Directors of Parent may at any time prior to receipt of the Parent Shareholder Approval, in respect of a Parent Acquisition Proposal, make a Parent Change of Recommendation and (ii) terminate this Agreement pursuant to Section 7.1(k) of this Agreement, if (and only if): (A) a Parent Acquisition Proposal is made to Parent by a third party, and such offer is not withdrawn; (B) Parent’s Board of Directors determines in good faith after consultation with its financial advisors that such offer constitutes a Parent Superior Offer; (C) following consultation with outside legal counsel, Parent’s Board of Directors determines that the failure to make a Parent Change of Recommendation, or to terminate this Agreement pursuant to Section 7.1(k) of this Agreement, would be reasonably likely to be inconsistent with the exercise of its fiduciary duties under applicable Laws, (D) the Parent Board of Directors has provided to the Company five business days prior written notice of its intent to effect a Parent Change of Recommendation (which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Change of Recommendation and, if requested by the Company, negotiated in good faith with the Company during such five business day period regarding revisions to this Agreement which would avoid such Parent Change of Recommendation and (E) the Parent Board of Directors has provided to the Company advance written notice of such Parent Change of Recommendation at least two hours prior thereto. The Board of Directors of Parent may not, in respect of Parent Acquisition Proposal, make a Parent Change of Recommendation in a manner adverse to the Company except in compliance in all respects with this Section 5.5(d). For the avoidance of doubt, a change of the Parent Recommendation to “neutral” is a Parent Change of Recommendation.

(e) Nothing in this Agreement shall prohibit or restrict the Board of Directors of Parent, at any time prior to receipt of the Parent Shareholder Approval, in circumstances not involving or relating to a Parent Acquisition Proposal, from effecting a Parent Change of Recommendation if the Board of Directors of Parent determines in good faith (after consultation with outside legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the exercise by the Board of Directors of its fiduciary duties under applicable Laws if (and only if): (A) the Parent Board of Directors has provided to the Company five business days prior written notice of its intent to effect a Parent Change of Recommendation

(which notice shall include the reasonable details regarding the cause for, and nature of, the Parent Change of Recommendation and, if requested by the Company, negotiated in good faith with the Company during such five business day period regarding revisions to this Agreement that would avoid such Parent Change of Recommendation and (B) the Parent Board of Directors has provided to the Company advance written notice of such Parent Change of Recommendation at least two hours prior thereto.

(f) As used in this Agreement:

(i) “Parent Acquisition Proposal” shall mean any bona fide offer, inquiry, proposal or indication of interest received from a third party (other than an offer, inquiry, proposal or indication of interest by a party to this Agreement) relating to any Parent Acquisition Transaction;

(ii) “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving Parent other than the Transactions; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a person or “Group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing twenty percent (20%) or more of any class of equity securities of Parent; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for twenty percent (20%) or more of the consolidated net revenues, net income or assets of Parent and its Subsidiaries, taken as a whole or (d) any liquidation or dissolution of Parent or any of its Subsidiaries; and

(iii) “Parent Superior Offer” shall mean a Parent Acquisition Proposal to acquire at least a majority of the outstanding equity securities or assets of Parent on terms that Parent’s Board of Directors determines, in good faith, after consultation with its outside legal counsel and its financial advisor, is more favorable, from a financial point of view, to Parent’s shareholders than the Merger and the Transactions (including any proposal by the Company to amend the terms of this Agreement which are committed to in writing) and is reasonably likely to be consummated, taking into account (a) all financial considerations and financial aspects of such Parent Acquisition Proposal and the Merger and other Transactions, (b) all strategic considerations, including whether such Parent Acquisition Proposal is more favorable from a long-term strategic standpoint, (c) all legal and regulatory considerations of such Parent Acquisition Proposal and the Merger and other Transactions, (d) the identity of the third party making such Parent Acquisition Proposal, (e) the conditions and likelihood of completion of such Parent Acquisition Proposal as compared to the Merger and other Transactions (taking into account any necessary regulatory approvals), (f) whether such Parent Acquisition Proposal is likely to impose material obligations on Parent (or the post-closing entity in which Parent’s shareholders will hold securities) in connection with obtaining necessary regulatory approvals, (g) whether such Parent Acquisition Proposal is subject to a financing condition and the likelihood of such Parent Acquisition Proposal being financed, and (h) the payment of any Parent Termination Fee, if relevant.

Section 5.6 Filings; Other Actions.

(a) As soon as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and file with the SEC the Joint Proxy Statement, and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the Transactions. Parent will cause the Joint Proxy Statement to be mailed to Parent’s shareholders, and the Company will cause the Joint Proxy Statement to be mailed to the Company’s stockholders, in each case as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state or provincial securities laws in connection with the issuance and reservation of shares of Parent Common Stock in the Merger and the conversion of Company Stock Options into options for shares of Parent Common Stock, the conversion of the Restricted Shares into shares of Parent Common Stock as set forth in Section 5.7(a)(ii) and the conversion of the Company Performance Shares and Company RSUs into shares of Parent Common Stock as set forth in Section 5.7(a)(iii), and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.10), no filing of, or amendment or supplement to, the Form S-4 or the Joint Proxy Statement will be made by Parent or the Company, as applicable, without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other the opportunity to review and comment thereon. Parent or the Company, as applicable, will advise the other promptly after it receives oral or written notice of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the respective stockholders of Parent and the Company.

(b) Each of the Company and Parent shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, take all action necessary in accordance with applicable Laws and the Company Organizational Documents, in the case of the Company, and the Parent Organizational Documents, in the case of Parent, to duly give notice of, convene and hold a meeting of its stockholder or shareholders, respectively, to be held as promptly as practicable to consider, in the case of Parent, the Stock Issuance and the Charter Amendment (the “Parent Shareholders’ Meeting”) and, in the case of the Company, the adoption of this Agreement and the approval of the Transactions including the Merger (the “Company Stockholders’ Meeting”). Except in the case of a Company Change of Recommendation in accordance with the terms of this Agreement, the Company will, through its Board of Directors, recommend that its stockholders adopt this Agreement and will use reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Laws to obtain such approvals. Except in the case of a Parent Change of Recommendation in accordance with the terms of this Agreement, Parent will, through its Board of Directors, recommend that its shareholders approve the Stock Issuance and the Charter Amendment, and will use reasonable best efforts to solicit from its shareholders proxies in favor of the Stock Issuance and the Charter Amendment and to take all other action necessary or advisable to secure the vote or consent of its shareholders required by the rules of the NYSE or applicable Laws to obtain such approval.

(c) Each of the Company and Parent will use reasonable best efforts to hold the Company Stockholders’ Meeting and the Parent Shareholders’ Meeting, respectively, on the same date as the other party and as soon as reasonably practicable after the date of this Agreement.

(d) The Company shall take all action necessary to comply timely with applicable notification requirements under applicable Law in respect of any Company Benefit Plan holding Company Common Stock, including causing any Company Benefit Plan administrator to issue any such notices.

Section 5.7 Stock Options and Other Stock-Based Awards; Employee Matters.

(a) Stock Options and Other Stock-Based Awards.

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the employee and director stock plans of the Company (the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option (giving effect to any terms and conditions resulting from the Transactions), the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of the number of shares of Company Common Stock subject to such Company Stock Option and the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option by the Exchange Ratio (each, as so adjusted, an “Adjusted Option”). The adjustments provided in this Section 5.7(a)(i) with respect to any Company Stock Option to which Section 409A or 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 409A and 424(a) of the Code, respectively. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders’ rights pursuant to the respective Company Stock Plans and the agreements evidencing the grants of such Adjusted Options, which shall provide, among other things, that such Adjusted Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.7(a)(i) after giving effect to the Merger and giving effect to any terms and conditions resulting from the Transactions).

(ii) At the Effective Time, each award of restricted Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (the “Restricted Shares”) shall, automatically and without any action on the part of the holder thereof, be converted into the right to receive, on the same terms and conditions as were applicable under such Restricted Shares (giving effect to any terms and conditions resulting from the Transactions), a number of shares of Parent Common Stock (and cash in lieu of fractional shares), restricted, as applicable after giving effect to any terms and conditions resulting from the Transactions, equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Restricted Shares and (B) the Exchange Ratio; provided, that, unless the holder shall have remitted to the Company the amount required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, such number of shares of Parent Common Stock shall be reduced by a number of shares of Parent Common Stock equal to the amount required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law divided by the volume weighted average per-share trading price of Parent Common Stock on the NYSE on the five trading days trailing the Closing Date (the “Parent Stock Conversion Price”) and the Surviving Corporation shall be responsible for timely and properly remitting any such withholdings to the proper taxing authority.

(iii) Effective as of the Effective Time, each award of performance shares (the “Company Performance Shares”) or restricted stock units (the “Company RSUs”) with respect to shares of Company Common Stock under a Company Stock Plan that is outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be converted, on the same terms and conditions as were applicable under such Company Performance Shares or Company RSUs (giving effect to any terms and conditions resulting from the Transactions), into the right to receive from Parent a number of performance shares or stock units, restricted as applicable after giving effect to any terms and conditions resulting from the Transactions, in respect of Parent Common Stock (and cash in lieu of fractional shares) equal to the product of (A) the total number of shares of Company Common Stock subject to such grant of Company Performance Shares or Company RSUs at the target level of performance and (B) the Exchange Ratio; provided, that, unless the holder shall have remitted to the Company the amount required to be withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law, such number of shares of Parent Common Stock shall be reduced by a number of shares of Parent Common Stock equal to the amount required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax Law divided by the Parent Stock Conversion Price (and the Surviving Corporation shall be responsible for timely and properly remitting any such withholdings to the proper taxing authority).

(iv) Prior to the Effective Time, the Company shall pass resolutions to effect the foregoing provisions of this Section 5.7(a).

(v) As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Parent Common Stock subject to issuance upon the exercise of the Adjusted Options, and substitute restricted shares, performance shares and stock units in respect of Parent Common Stock issuable in accordance with subsections (ii) and (iii) of this Section 5.7(a). The Company shall cooperate with, and assist Parent in the preparation of, such registration statement. Parent shall keep such registration statement effective (and maintain the current status of the prospectus required thereby) for so long as any Adjusted Options, substitute restricted shares, performance shares and stock units in respect of Parent Common Stock remain outstanding.

(b) Employee Matters.

(i) Subject to the terms of this Agreement, from and after the Effective Time, Parent shall honor or cause the Surviving Corporation to continue to honor all Company Benefit Plans set forth on Section 3.11(a) of the Company Disclosure Schedule in accordance with their terms as in effect immediately before the Effective Time, provided, that nothing herein shall prohibit Parent or the Surviving Corporation from amending or terminating any such Company Benefit Plans, arrangements or agreements in accordance with their terms as in effect immediately prior to the Effective Time or from terminating the employment of any Company Employee to the extent permitted by applicable Laws. For a period of at least one year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former Company Employee, other than such employees covered by collective bargaining agreements, compensation and employee benefits that are no less favorable, in the aggregate, than the compensation and benefits provided to current and former

Company Employees (as the case may be) immediately before the Effective Time; provided that Parent shall be entitled to make modifications thereto to the extent such modifications do not result in compensation and benefits for the Company Employees not covered by collective bargaining agreements that are less favorable in the aggregate than that which is then provided to similarly situated Parent Employees not covered by collective bargaining agreements. Notwithstanding anything in this Agreement to the contrary, neither the Surviving Corporation nor any of its affiliates shall reduce the rate at which any Company Employee, who immediately prior to the Effective Time earned at least five (5) weeks paid vacation per year, earns paid vacation time after the Effective Time; provided that there shall be no obligation to increase the rate at which such Company Employee earns vacation to a rate greater than that in effect for such Company Employee immediately before the Effective Time.

(ii) For purposes of vesting, eligibility to participate and accrual and level of benefits under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited for his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided, however, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or to benefit accrual under a defined benefit pension plan. In addition, and without limiting the generality of the foregoing, (A) Parent shall cause each Company Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan set forth on Section 3.11(a) of the Company Disclosure Schedule in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (B) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(iii) Parent shall cause the Surviving Corporation and its Subsidiaries, following the Effective Time, to honor, without modification, all contracts, agreements, collective bargaining agreements and commitments of the parties prior to or at the date hereof or made herein or permitted to be entered into prior to the Effective Time pursuant to this Agreement which apply to any current or former employee or current or former director of the Company; provided, however, that this undertaking is not intended to prevent the Surviving Corporation or its Subsidiaries from enforcing such contracts, agreements, collective bargaining agreements and commitments in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, collective bargaining agreement or commitment.

(iv) Notwithstanding anything in this Agreement to the contrary and subject to the provisions of Section 5.7(b)(i), for a period of at least one year following the Effective Time, Parent shall provide severance benefits on an individual-by-individual basis that are no less favorable to Company Employees than the severance benefits provided to such Company Employees under the Company’s severance programs as of immediately prior to the Effective Time.

(v) Without limiting the provisions of Section 5.7(b)(ii), if an applicable Company Benefit Plan is terminated in which non-bargaining unit employees of the Company or its Subsidiaries participate, Parent shall, and shall cause each of its Subsidiaries, as applicable, to:

(A) permit such employees to participate in any similar plan established by Parent in a manner substantially similar to similarly situated employees of Parent and its Subsidiaries, recognizing that the availability, providers or benefit levels of such plan established by Parent may reflect differing circumstances;

(B) waive any pre-existing condition exclusions and actively-at-work requirements with respect to the applicable plan of Parent; and

(C) provide that any expenses incurred on or before the Effective Time by any such employee or any such employee’s covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions with respect to the applicable plan of Parent.

(vi) Parent shall, and shall cause each of its Subsidiaries to:

(A) allow, after the Effective Time such employees to use the remaining amount of accrued but unused vacation and sick leave such employees were entitled immediately prior to the Effective Time;

(B) allow such employees to participate, as soon as practical, in all job placement, job posting, job training, career development and educational programs of Parent and its Subsidiaries; and

(C) consider such employees for positions at Parent and its Subsidiaries resulting from the Merger using criteria including previous work history, job experience and qualifications.

Section 5.8 Regulatory Approvals; Third-Party Consents; Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) the execution and delivery of any additional instruments necessary to consummate the Transactions; provided, however, that in no event shall the Company or Parent or any of their respective Subsidiaries be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay more than $17.5 million in the aggregate without Parent’s prior written consent), prior to the Effective Time, any fee, penalty or other consideration to any third party under any contract or agreement for any consent or approval required for the consummation of the Transactions.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) as promptly as practicable, but in no event later than 10 business days after filing with the FERC an application for the FERC Approval, make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the Transactions and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) subject to Section 5.8(d), use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the Transactions, including taking all such further action as may be necessary to resolve such objections, if any, as the FERC, the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”), the Applicable PSCs or competition authorities of any other nation may assert under Regulatory Law with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the End Date), including (A)

proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing Date would limit Parent’s or its Subsidiaries’ (including the Surviving Corporation’s) or its affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to such transactions. The Company and Parent shall use their respective reasonable best efforts to file applications for approval with the FERC and the Applicable PSCs as promptly as practicable after the date hereof. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.8, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.8 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Agreement, including this Section 5.8.

(d) Notwithstanding anything in this Agreement to the contrary, “reasonable best efforts” shall not require, any party to (i) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, or conduct or agree to conduct its business in any particular manner, or take any other action, as may be required to resolve objections if any, of the FERC, the FTC, or the DOJ, in each case if such sale, separation or disposition, agreement, conduct or action with respect thereto would (a) individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect (without giving effect to the Merger) or (b) individually or in the aggregate (giving effect to any such actions required by the Applicable PSCs) reasonably be expected to have a Parent Material Adverse Effect (determined after giving effect to the Merger) or (ii) sell, or agree to sell, hold or agree to hold separate, or otherwise dispose or agree to dispose of any asset, or conduct or agree to conduct its business in any particular manner, or take any other action, as may be required to resolve objections, if any, of the Applicable PSCs, in each case if such sale, separation or disposition, agreement, conduct or action with respect thereto would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided that for purposes of determining whether a potential adverse effect would constitute a Parent Material Adverse Effect for purposes of this clause (ii), Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole). The Company and Parent will consult with each other prior to agreeing to any merger requirements sought by any state regulator. Nothing in this Section 5.8 shall obligate Parent or the Company or any of their respective Subsidiaries to take any action that is not conditioned on the Closing.

(e) As used in this Agreement, “Regulatory Law” means the Sherman Act of 1890 as amended, the Clayton Antitrust Act of 1914 as amended, the HSR Act, the FPA, the Atomic Energy Act, the rules and regulations of the Applicable PSCs and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition or (ii) protect the national security or the national economy of any nation.

Section 5.9 Takeover Statute. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 5.10 Public Announcements. Except with respect to a Company Change of Recommendation or Parent Change of Recommendation or any action taken by the Company or Parent or their Boards of Directors pursuant to, and in accordance with, Section 5.4 or Section 5.5, respectively, so long as this Agreement is in effect, the parties shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement relating to this Agreement or the Transactions and, except for any press release or public announcement as may be required by applicable Law, court process or any listing agreement with any national securities exchange, shall use reasonable efforts not to issue any such press release or make any such public announcement without consulting the other parties. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

Section 5.11 Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to honor all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective charter or bylaws or other organization documents or in any agreement to which the Company or any of its Subsidiaries is a party, which rights shall survive the Merger and shall continue in full force and effect to the extent permitted by Law. For a period of six years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s charter and bylaws or similar organization documents in effect as of the date hereof or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained in this Section 5.11 without limit as to time.

(b) From and after the Effective Time, each of Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current and former director, officer or employee of the Company or any of its Subsidiaries and each person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise if such service was at the request or for the benefit of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (provided that any Action may only be settled with the prior written consent of Parent, not to be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred before or at the Effective Time (including acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company). In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Party in the defense of any such Action.

(c) For a period of six years from the Effective Time, the Parent shall cause to be maintained in effect the coverage provided by the policies of directors’ and officers’ liability insurance and fiduciary liability insurance in effect as of the Closing Date maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time either through the Company’s existing insurance provider or another provider reasonably selected by Parent; provided, however, that, after the Effective Time, Parent shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage, at a cost no greater than the aggregate amount which the Surviving Corporation would be permitted to spend during the six-year period provided for in this Section 5.11(c), that provides coverage no materially less favorable than the coverage described above.

(d) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.11.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of restatement or bylaws or other organization documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MGCL or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.11.

Section 5.12 Integration Committee. Parent and the Company shall create a transition team and transition steering committee comprised of adequate management and senior executives, respectively, from both Parent and the Company to examine various alternatives regarding the manner in which to best integrate the businesses of the Company and Parent after the Effective Time, subject to applicable Law.

Section 5.13 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.14 Certain Transfer Taxes. Any liability arising out of any real estate transfer Tax with respect to interests in real property owned directly or indirectly by the Company or any of its Subsidiaries immediately prior to the Merger, if applicable and due with respect to the Merger, shall be borne by the Surviving Corporation and expressly shall not be a direct liability of stockholders of the Company.

Section 5.15 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.16 Tax Matters.

(a) Each party shall cooperate with the other parties, and use its reasonable best efforts, to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”), including (i) reasonably refraining from any action that such party knows is reasonably likely to prevent the Intended Tax Treatment, (ii) executing such amendments to this Agreement as may be reasonably required in order to obtain the Intended Tax Treatment (it being understood that no party will be required to agree to any such amendment that it determines in good faith is reasonably likely to materially adversely affect the value of the Merger to such party or its stockholders), and (iii) using its reasonable best efforts to obtain the opinions referred to in Section 6.2(e) and Section 6.3(e), including by executing customary letters of representation.

(b) As soon as reasonably practicable after the date of this Agreement, Parent shall deliver to the Company a copy of the proposed form of the Parent Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Parent Tax Opinion Materials”). The Company shall be entitled to a reasonable amount of time to provide Parent with written comments on the Parent Tax Opinion Materials. Parent shall furnish the Company with a copy of the final Parent Tax Opinion Materials.

(c) As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to Parent a copy of the proposed form of the Company Tax Opinion together with all letters or certificates that form the basis therefor (collectively, the “Company Tax Opinion Materials”). Parent shall be entitled to a reasonable amount of time to provide the Company with written comments on the Company Tax Opinion Materials. The Company shall furnish Parent with a copy of the final Company Tax Opinion Materials.

Section 5.17 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued as Merger Consideration to be listed on the NYSE, subject to official notice of issuance, prior to the Effective Time.

Section 5.18 Charitable Contributions. During the three-year period immediately following the Effective Time, Parent shall provide, directly or indirectly, community development and charitable contributions within the service areas of the Company and each of its Subsidiaries that are utilities at levels consistent with the levels of community development and charitable contributions historically provided by the Company and its Subsidiaries and thereafter at levels consistent with those provided by Parent and its Subsidiaries within their service areas.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) Each of the Company Stockholder Approval and Parent Shareholder Approval shall have been obtained.

(b) No (i) temporary restraining order or preliminary or permanent injunction or other order by any Federal or state court of competent jurisdiction preventing consummation of the Merger or (ii) applicable Federal or state law prohibiting consummation of the Merger (collectively, “Restraints”) shall be in effect.

(c) The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(d) The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of Parent and Merger Sub set forth herein (i) with respect to Section 4.2(a), Section 4.3(a) and Section 4.17 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in all respects (except in the case of Section 4.2(a) for such inaccuracies as are de minimis in the aggregate) and (ii) with respect to all other representations and warranties shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Each of Parent and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) There shall not have occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 6.2(a), 6.2(b) and 6.2(c) have been satisfied.

(e) The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, a written tax opinion, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Company Tax Opinion”); it being understood that in rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP shall be entitled to rely upon customary representations provided by the relevant parties.

(f) The Company shall have received a copy of the Parent Tax Opinion.

(g) (i) the Company Approvals and the Parent Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders, and (ii) such Final Orders of the FERC, the FTC or the DOJ shall not impose terms or conditions that (a) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect (without giving effect to the Merger) or (b) individually or in the aggregate (giving effect to any such actions required by the Applicable PSCs) would reasonably be expected to have a Parent Material Adverse Effect (determined after giving effect to the Merger), and such Final Orders of the Applicable PSCs shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided that for these purposes, Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole). “Final Order” means action by the relevant Governmental Entity that has not been reversed, stayed, enjoined, set aside, annulled or suspended, with respect to which any waiting period prescribed by Law before the Transactions may be consummated has expired (a “Final Order Waiting Period”) and as to which all conditions to the consummation of the Transactions prescribed by Law, regulation or order required to be satisfied at or prior to the Effective Time have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent and Merger Sub to effect the Merger is further subject to the fulfillment of, or the waiver by the Company on or prior to the Effective Time of, the following conditions:

(a) The representations and warranties of the Company set forth herein (i) with respect to Section 3.2(a), Section 3.3(a), Section 3.17 and Section 3.18 shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), in all respects (except in the case of Section 3.2(a) for such inaccuracies as are de minimis in the aggregate) and (ii) with respect to all other representations and warranties shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of clause (ii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) There shall not have occurred any event, change, effect, development, state of facts, circumstance, condition or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or Chief Financial Officer, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) Parent shall have received from Akin Gump Strauss Hauer & Feld LLP, a written tax opinion, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Parent Tax Opinion”); it being understood that in rendering such opinion, Akin Gump Strauss Hauer & Feld LLP shall be entitled to rely upon customary representations provided by the relevant parties.

(f) Parent shall have received a copy of the Company Tax Opinion.

(g) (i) the Company Approvals and the Parent Approvals shall have been obtained (including, in each case, the expiration or termination of the waiting periods (and any extensions thereof) under the HSR Act applicable to the Merger and the Transactions) at or prior to the Effective Time, and such approvals shall have become Final Orders, and (ii) such Final Orders of the FERC, the FTC or the DOJ shall not impose terms or conditions that (a) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect (without giving effect to the Merger) or (b) individually or in the aggregate (giving effect to any such actions required by the Applicable PSCs) would reasonably be expected to have a Parent Material Adverse Effect (determined after giving effect to the Merger), and such Final Orders of the Applicable PSCs shall not impose terms or conditions that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect (provided that for these purposes Parent and its Subsidiaries, taken as a whole, shall be deemed to be a consolidated group of entities of the size and scale of the Company and its Subsidiaries, taken as a whole).

(h) The Company shall have received, in a form reasonably acceptable to Parent, fully executed consents, waivers or other approvals from sufficient lenders under each of the Company’s credit facilities listed in Section 3.3(c).1 of the Company Disclosure Schedule, such that the Transactions will not cause, and will not have the effect of causing, any change of control, put, call, acceleration, default, event of default, termination event or other similar consequence under any such facility, or in the absence of receiving such consents, waivers or other approvals, the Company or its Subsidiaries shall have terminated and replaced the applicable credit facility or facilities with new credit facilities providing an aggregate amount of available liquidity to the Company and its Subsidiaries, taken as a whole, comparable to the credit facilities that were terminated and on terms and conditions not materially less favorable to the Company and its Subsidiaries, taken as a whole, as the terminated facilities.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, as a basis either for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section(s) 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any material provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other Transactions, as required by and subject to Section 5.8.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either Parent or the Company if the Merger shall not have been consummated on or prior to the 14 month anniversary of the date hereof (the “End Date”), provided, however, that either Parent or the Company may for any reason extend the End Date by three months prior to the original End Date by written notice to the other, and provided further if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied (other than the conditions set forth in Section 6.1(b), Section 6.2(g) and Section 6.3(g)), the End Date may be extended by Parent or the Company from time to time by written notice to the other party up to a date not beyond an additional three months after the End Date, the latest of any of which dates shall thereafter be deemed to be the End Date; and if the End Date (as it may be extended pursuant to this Section 7.1(b) shall occur during any Final Order Waiting Period, the End Date shall be extended until the third business day after the expiration of such Final Order Waiting Period; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to a party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or comply in all material respects with the covenants and agreements of such party set forth in this Agreement;

(c) by either the Company or Parent if any Restraint having any of the effects set forth in Section 6.1(b) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to prevent the entry of and to remove such Restraint;

(d) by either the Company or Parent if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.1(d) shall not be available to the Company where the failure to obtain the Company Stockholder Approval shall have been caused by or related to the Company’s material breach of the Agreement;

(e) by either the Company or Parent if the Parent Shareholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate under this Section 7.1(e) shall not be available to Parent where the failure to obtain the Parent Shareholder Approval shall have been caused by or related to Parent’s material breach of the Agreement;

(f) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (ii) cannot be cured by the End Date, provided, that the Company shall have given Parent written notice, delivered at least 30 days prior to such termination (but no later than the expected Closing Date), stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination;

(g) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) cannot be cured by the End Date, provided, that Parent shall have given the Company written notice, delivered at least 30 days prior to such termination (but no later than the expected Closing Date), stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination;

(h) by the Company, in the event Parent or any of its Subsidiaries or their respective Representatives or affiliates shall have breached in any material respect any of their respective obligations under Section 5.5;

(i) by Parent, in the event the Company or any of its Subsidiaries or their respective Representatives or affiliates shall have breached in any material respect any of their respective obligations under Section 5.4;

(j) by the Company, at any time prior to obtaining the Company Stockholder Approval, in order to enter into a written definitive agreement for a Company Superior Offer, if the Company has complied with its obligations under Section 5.4(d) and the Company has provided Parent at least five business days advance written notice of the intent to terminate this Agreement pursuant to this Section 7.1(j) and Parent does not make, within five business days of receipt of the Company’s written notification of its intention to enter into a written definitive agreement for a Company Superior Offer, an offer that the Board of Directors of the Company determines (after good faith negotiation with Parent), in its reasonable good faith judgment after consultation with its financial advisors, is more favorable, from a financial point of view, to the stockholders of the Company as the applicable Company Superior Offer (taking into account the factors set forth in the definition of Company Superior Offer); provided, that any such purported termination by the Company pursuant to this Section 7.1(j) shall be void and of no force or effect unless the Company pays to Parent the Company Termination Fee in accordance with Section 7.2;

(k) by Parent, at any time prior to obtaining the Parent Shareholder Approval, in order to enter into a written definitive agreement for a Parent Superior Offer, if Parent has complied with its obligations under Section 5.5(d) and Parent has provided the Company at least five business days advance written notice of the intent to terminate this Agreement pursuant to this Section 7.1(k) and the Company does not make, within five business days of receipt of Parent’s written notification of its intention to enter into a written definitive agreement for a Parent Superior Offer, an offer that the Board of Directors of Parent determines (after good faith negotiation with the Company), in its reasonable good faith judgment after consultation with its financial advisors, is more favorable, from a financial point of view, to the shareholders of Parent as the applicable Parent Superior Offer (taking into account the factors set forth in the definition of Parent Superior Offer); provided, that any such purported termination by Parent pursuant to this Section 7.1(k) shall be void and of no force or effect unless Parent pays to the Company the Parent Termination Fee in accordance with Section 7.2;

(l) by the Company, if there has been a Parent Change of Recommendation;

(m) by Parent, if there has been a Company Change of Recommendation; and

(n) by Parent, if there is a default by the Company under one or more of the credit agreements listed in Section 3.3(c).1 of the Company Disclosure Schedule due to the expiration or termination for any reason of the waivers described in Section 3.3(c).1 of the Company Disclosure Schedule, provided that Parent has provided to the Company at least 10 days advance written notice of its intent to terminate this Agreement pursuant to this Section 7.1(n) and; provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(n) shall not be available to Parent after the date that is 30 days after the date of the expiration or termination for any reason of any of the waivers described in Section 3.3(c).1; provided, further, that if the Company or its Subsidiaries repays the outstanding indebtedness under the applicable credit facilities pursuant to which a default occurs, terminates such credit facilities, and enters into replacement credit facilities providing an aggregate amount of available liquidity to the Company and its Subsidiaries, taken as a whole, comparable to the credit facilities that were terminated and on terms and conditions not materially less favorable to the Company and its Subsidiaries, taken as a whole, as the terminated facility or facilities, the right to terminate this Agreement pursuant to this Section 7.1(n) shall not be available to Parent.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the provisions of Sections 7.2, 8.2, 8.4, 8.5 and 8.6), and there shall be no other liability on the part of the Company or Parent to the other except under such provisions, liability arising out of an intentional breach of this Agreement or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Section 7.2 Effect of Termination.

(a) Parent and the Company agree that (i) if this Agreement is terminated by (A) Parent pursuant to Section 7.1(i) or Section 7.1(m) or (B) the Company pursuant to Section 7.1(j); or (ii) (A) if this Agreement is terminated by Parent pursuant to Section 7.1(g) and the breach or other circumstance giving rise to such termination was willful, or by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(d), (B) prior to any such termination, any person (other than Parent or its affiliates) shall have made a Company Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) and (C) within 12 months after such termination of this Agreement, the Company shall have entered into an agreement to consummate, or shall have consummated, a Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee and reimburse Parent all of Parent’s Transaction Expenses. Any Company Termination Fee shall be paid to Parent by the Company in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five business days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to a Company Acquisition Transaction in the case of a termination pursuant to clause (ii) above. Parent’s Transaction Expenses shall be paid in immediately available funds to Parent by the Company within five business days of receipt of reasonable documentation thereof.

(b) Parent and the Company agree that (i) if this Agreement is terminated by (A) the Company pursuant to Section 7.1(h) or Section 7.1(l) or (B) Parent pursuant to Section 7.1(k); or (ii)(A) if this Agreement is terminated by the Company pursuant to Section 7.1(f) and the breach or other circumstance giving rise to such termination was willful, or by the Company or Parent pursuant to Section 7.1(b) or Section 7.1(e), (B) prior to any such termination, any person (other than the Company or its affiliates) shall have made a Parent Acquisition Proposal which shall have been publicly announced or disclosed (or any person shall have publicly announced a bona fide intention, whether or not conditional, to make a Parent Acquisition Proposal) and (C) within 12 months after such termination of this Agreement, Parent shall have entered into an agreement to consummate, or shall have consummated, a Parent Acquisition Transaction, then Parent shall pay to the Company the Parent Termination Fee and reimburse the Company all of the Company’s Transaction Expenses. Any Parent Termination Fee shall be paid to the Company by Parent in immediately available funds (x) upon termination of this Agreement in the case of a termination pursuant to clause (i)(B) above, (y) within five business days after termination in the case of a termination pursuant to clause (i)(A) above and (z) upon the execution of or entrance into a definitive agreement with respect to a Parent Acquisition Transaction in the case of a termination pursuant to clause (ii) above. The Company’s Transaction Expenses shall be paid in immediately available funds to the Company by Parent within five business days of receipt of reasonable documentation thereof.

(c) Parent and the Company agree that if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) and (ii) no amount is payable by the Company pursuant to Section 7.2(a) because clause (ii)(B) thereof is not satisfied, then the Company shall reimburse Parent all of Parent’s Transaction Expenses. Parent’s Transaction Expenses shall be paid in immediately available funds to Parent by the Company within five business days of receipt of reasonable documentation thereof.

(d) Parent and the Company agree that if (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(e) and (ii) no amount is payable by Parent pursuant to Section 7.2(b) because clause (ii)(B) thereof is not satisfied, then Parent shall reimburse the Company all of the Company’s Transaction Expenses. The Company’s Transaction Expenses shall be paid in immediately available funds to the Company by Parent within five business days of receipt of reasonable documentation thereof.

(e) Parent and the Company agree that if this Agreement is terminated by Parent pursuant to Section 7.1(n), then the Company shall reimburse Parent 75% of Parent’s Transaction Expenses and such amount shall be paid in immediately available funds to Parent by the Company within five business days of receipt of reasonable documentation thereof.

(f) Solely for purposes of this Section 7.2, “Company Acquisition Transaction” and “Parent Acquisition Transaction” shall have the meanings ascribed thereto in Section 5.4 and Section 5.5, respectively, except that all references to twenty percent (20%) shall be changed to fifty percent (50%).

(g) As used in this Agreement, the following terms shall have the following meanings:

(i) “Company Termination Fee” shall mean $150 million.

(ii) “Parent Termination Fee” shall mean $350 million.

(iii) “Transaction Expenses” shall mean, with respect to a party, such party’s reasonably documented expenses in connection with this Agreement and the Transactions in an amount not to exceed $45 million.

(h) Upon payment of either the Company Termination Fee or the Parent Termination Fee in accordance with this Section 7.2, the paying party shall have no further liability to the other party or its stockholders with respect to this Agreement or the Transactions; provided, that nothing herein shall release any party from liability for intentional breach or fraud. The parties acknowledge and agree that in no event shall a party be required to pay the Company Termination Fee or the Parent Termination Fee on more than one occasion.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for covenants and agreements which contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 8.2 Expenses. Except as otherwise provided in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions shall be paid by the party incurring or required to incur such expenses, except that the HSR Act filing fees and expenses incurred in connection with the printing, filing and mailing of the Joint Proxy Statement (including applicable SEC filing fees) shall be borne equally by Parent and the Company.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with (a) the Laws of the State of Maryland with respect to matters, issues and questions relating to the Merger or the duties of the Board of Directors of the Company or Merger Sub, (b) the Laws of the State of Ohio with respect to matters, issues and questions relating to the fiduciary duties of the Board of Directors of Parent, and (c) the Laws of the State of New York with respect to all other matters, issues and questions, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 8.5 Jurisdiction; Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Federal court located in the Borough of Manhattan in The City of New York. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5 and each party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Federal court located in the Borough of Manhattan in The City of New York. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid court and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Laws, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided, that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-business day or any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service) or hand delivery, addressed as follows:

To Parent or Merger Sub:

FirstEnergy Corp.
76 South Main Street Akron, OH 44308
Facsimile:	(330) 761-4101
Attention:	Leila L. Vespoli, Esq.
Executive Vice President and General Counsel
Gary D. Benz
Director, Business Development

with copies to:

Akin Gump Strauss Hauer & Feld LLP 1333 New Hampshire Avenue. N.W. Washington, D.C. 20036
Facsimile:	(202) 887-4288
Attention:	Rick L. Burdick, Esq.
Zachary N. Wittenberg, Esq.

To the Company:

Allegheny Energy, Inc. 800 Cabin Hill Drive Greensburg, PA 15601
Facsimile:	(724) 853-4230
Attention:	David Feinberg, Esq.
Vice President, General Counsel and Secretary
Kirk R. Oliver
Senior Vice President and Chief Financial Officer

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP 1440 New York Avenue, N.W. Washington, DC 20005-2111
Facsimile:	(202) 393-5760
Attention:	Michael P. Rogan, Esq.
Pankaj K. Sinha, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross-reference in a particular Section of this Agreement or a particular Section of either the Company Disclosure Schedule or Parent Disclosure Schedule), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

Section 8.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except for assignments by Merger Sub to a wholly-owned direct or indirect Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.10 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.11, is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.12 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.13 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.14 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.15 Definitions. References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than fifty percent (50%) of the voting power of the outstanding voting securities are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner on the date hereof (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge of the persons listed in Section 8.15 of the Parent Disclosure Schedule and (ii) with respect to the Company, the actual knowledge of the persons listed in Section 8.15 of the Company Disclosure Schedule. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

FIRSTENERGY CORP.

By:	/s/ Anthony J. Alexander
	Name:	Anthony J. Alexander
	Title:	President and Chief Executive Officer

ELEMENT MERGER SUB, INC.

By:	/s/ Mark T. Clark
	Name:	Mark T. Clark
	Title:	Executive Vice President and Chief Financial Officer

ALLEGHENY ENERGY, INC.

By:	/s/ Paul J. Evanson
	Name:	Paul J. Evanson
	Title:	Chairman, President and Chief Executive Officer